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Exhibit 10.4(a)

FINANCING AGREEMENT

by and among

BLUE DOT SERVICES, INC.,

THE BORROWERS LISTED ON THE SIGNATURE PAGES HEREOF

and

U.S. BANK, NATIONAL ASSOCIATION

and

VARIOUS OTHER FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF

and

U.S. BANK, NATIONAL ASSOCIATION, AS AGENT

DATED AS OF AUGUST 30, 2002

TABLE OF CONTENTS

SECTION	PAGE
1. CAPITALIZED TERMS; CONSTRUCTION.	1
1.1 DEFINED TERMS.	1
1.2 CONSTRUCTION AND INTERPRETATION.	18
2. LOANS AND OTHER FINANCIAL ACCOMMODATIONS.	19
2.1 TOTAL FACILITY.	17
2.2 REVOLVING LOAN FACILITY.	17
2.3 LETTER OF CREDIT FACILITY.	17
2.4 NO DEFICIENCY.	17
2.5 DISBURSEMENT OF LOANS.	17
2.6 PROCEDURE FOR ADVANCING REVOLVING LOANS AND ISSUING LETTERS OF CREDIT; INTEREST RATE SELECTION MECHANICS.	17
2.7 DRAWING UNDER LETTERS OF CREDIT TO CONSTITUTE REVOLVING LOANS.	19
2.8 NO LIMITATION ON LIENS.	20
2.9 ADVANCE RATES AND SUBLIMITS.	20
2.10 BOOKING OF LIBOR RATE LOANS.	20
2.11 ASSUMPTIONS CONCERNING FUNDING OF LIBOR RATE LOANS.	21
2.12 GENERAL CONDITIONS.	21
2.13 CLOSING DATE AVAILABILITY.	21
2.14 REDUCTION IN TOTAL FACILITY.	21
3. INTEREST CHARGES; MINIMUM LOAN CHARGE; FEES.	21
3.1 INTEREST ON LOANS.	21
3.2 INCREASED COSTS; CAPITAL ADEQUACY; ILLEGALITY; IMPRACTICABILITY.	23
3.3 CLOSING FEE.	24
3.4 LOAN ADMINISTRATION FEE.	24
3.5 UNUSED FACILITY FEE.	24
3.6 LETTER OF CREDIT FEES.	24
3.7 INTEREST RATE PROTECTION.	25
3.8 CALCULATION OF CERTAIN CHARGES.	25
3.9 CHARGING LOAN ACCOUNT.	25
3.10 MAXIMUM RATE.	25
4. MONTHLY ACCOUNTINGS.	25
5. SECURITY.	26
5.1 SECURITY AGREEMENT.	26
5.2 WAIVERS.	26
5.3 SUBORDINATION AGREEMENT.	26
6. DELIVERIES PRIOR TO DISBURSEMENT; FURTHER ASSURANCES.	26
7. RECEIVABLES; INVENTORY; COLLECTION OF RECEIVABLES; DISPUTED RECEIVABLES; PROCEEDS OF INVENTORY.	26
7.1 REPRESENTATIONS AND WARRANTIES REGARDING RECEIVABLES.	27
7.2 DISPUTES AND CLAIMS REGARDING RECEIVABLES.	27

i

7.3 LOCKED BOX.	27
7.4 AGREEMENTS REGARDING INVENTORY.	28
7.5 SPECIAL ACCOUNT.	28
7.6 CREDITING OF REMITTANCES.	29
7.7 COST OF COLLECTION.	29
8. EXAMINATION OF COLLATERAL; REPORTING.	29
8.1 MAINTENANCE OF BOOKS AND RECORDS.	29
8.2 ACCESS AND INSPECTION.	30
8.3 REPORTING REGARDING RECEIVABLES AND INVENTORY.	30
8.4 MONTHLY FINANCIAL STATEMENTS; OTHER REPORTS.	32
8.5 ANNUAL PROJECTIONS.	33
8.6 ANNUAL FINANCIAL STATEMENTS.	33
8.7 MANAGEMENT REPORTS.	33
8.8 FINANCIAL CERTIFICATE.	34
8.9 PUBLIC FILINGS.	34
8.10 ADDITIONAL INFORMATION.	34
8.11 PROPOSED ACQUISITIONS.	34
9. WARRANTIES AND REPRESENTATIONS.	34
9.1 ORGANIZATION, ETC.	34
9.2 DUE AUTHORIZATION, VALIDITY, ETC.	34
9.3 NO VIOLATION.	34
9.4 USE OF LOAN PROCEEDS.	35
9.5 MANAGEMENT; OWNERSHIP OF ASSETS, LICENSES, PATENTS, ETC.	35
9.6 INDEBTEDNESS.	35
9.7 TITLE TO PROPERTY; NO LIENS.	35
9.8 RESTRICTIONS; LABOR DISPUTES; LABOR CONTRACTS, ETC.	35
9.9 NO VIOLATION OF LAW; HAZARDOUS MATERIALS.	36
9.10 ABSENCE OF DEFAULT.	36
9.11 ACCURACY OF FINANCIALS; NO MATERIAL CHANGES.	37
9.12 PENSION PLANS.	37
9.13 TAXES AND OTHER CHARGES.	37
9.14 NO LITIGATION.	37
9.15 NO BROKERAGE FEE.	38
9.16 SUBSIDIARIES.	38
9.17 CAPITALIZATION; WARRANTS, ETC.	38
9.18 NONCOMPETITION AGREEMENTS.	38
9.19 DEPOSIT AND OTHER ACCOUNTS.	38
9.20 SOLVENCY.	38
9.21 FULL DISCLOSURE.	38
9.22 CASUALTIES.	39
9.23 LEASES.	39
9.24 INSURANCE POLICIES.	39
9.25 CONSENTS.	39
9.26 UPDATING REPRESENTATIONS AND WARRANTIES.	39
10. COVENANTS.	40
10.1 PAYMENT OF CERTAIN EXPENSES.	40
10.2 NOTICE OF LITIGATION.	40
10.3 NOTICE OF ERISA EVENTS.	40
10.4 NOTICE OF LABOR DISPUTES.	40
10.5 COMPLIANCE WITH LAWS, ETC.	40
10.6 NOTICE OF VIOLATIONS OF LAW; TAX ASSESSMENTS.	40

10.7 COMPLIANCE WITH OTHER AGREEMENTS.	41
10.8 NOTICE OF VIOLATIONS OF CERTAIN AGREEMENTS.	41
10.9 NOTICE OF CUSTOMER DEFAULTS.	41
10.10 TAXES AND CHARGES.	41
10.11 INDEBTEDNESS; GUARANTIES.	41
10.12 TITLE TO PROPERTY; NO LIENS.	42
10.13 RESTRICTIONS; LABOR DISPUTES, ETC.	42
10.14 PENSION PLANS.	42
10.15 SOLVENCY.	43
10.16 PROPERTY LOAN INSURANCE.	43
10.17 LIABILITY INSURANCE.	44
10.18 DEPOSIT AND OTHER ACCOUNTS.	44
10.19 MERGER; CONSOLIDATION; BUSINESS ACQUISITIONS.	44
10.20 LOANS AND INVESTMENTS.	45
10.21 DIVIDENDS.	45
10.22 REDEMPTION OF STOCK.	46
10.23 STOCK RIGHTS.	46
10.24 CAPITAL STRUCTURE, ETC.	46
10.25 AFFILIATE TRANSACTIONS.	46
10.26 SALE OF ASSETS.	46
10.27 CONSIGNMENTS, ETC.	47
10.28 CHANGE IN MANAGEMENT OR BUSINESS.	47
10.29 CLAIMS AGAINST COLLATERAL.	47
10.30 JUDGMENTS.	47
10.31 STOCK OWNERSHIP.	47
10.32 FINANCIAL COVENANTS.	47
10.33 CAPITAL EXPENDITURES; MANAGEMENT FEES.	47
10.34 CERTIFICATE OF OFFICERS; GOOD STANDING CERTIFICATE.	48
10.35 FISCAL YEAR.	48
10.36 BAILEES.	48
10.37 SUBORDINATED INDEBTEDNESS REPAYMENT.	48
10.38 SUBSIDIARY JOINDER.	48
11. EFFECTIVE DATE; TERMINATION.	49
11.1 EFFECTIVE DATE AND TERMINATION DATE.	49
11.2 TERMINATION BY BANKS.	49
11.3 TERMINATION PRIOR TO CERTAIN DATES.	49
11.4 ACCELERATION UPON TERMINATION.	49
11.5 BORROWERS REMAIN LIABLE.	50
12. EVENTS OF DEFAULT.	50
13. THE BANKS' RIGHTS AND REMEDIES.	51
13.1 ACCELERATION, ETC.	51
13.2 FEES AND EXPENSES.	52
13.3 ACTIONS IN RESPECT OF THE LETTERS OF CREDIT.	52
13.4 EQUALIZATION.	52
13.5 SET-OFF.	52
14. WAIVER; AMENDMENTS; SUCCESSORS AND ASSIGNS.	53
14.1 RELEASE OF LOAN COLLATERAL.	53
14.2 WAIVERS AND AMENDMENTS IN WRITING.	53
14.3 BORROWERS' ASSIGNMENT.	53
15. THE AGENT; ASSIGNMENTS; PARTICIPATIONS.	53

15.1 APPOINTMENT AND AUTHORIZATION; NO LIABILITY.	53
15.2 EMPLOYEES AND AGENTS.	54
15.3 NO REPRESENTATIONS; EACH BANK'S INDEPENDENT INVESTIGATION.	54
15.4 PAYMENTS TO BANKS.	55
15.5 NOTE HOLDERS.	55
15.6 DOCUMENTS.	55
15.7 AGENTS AND AFFILIATES.	55
15.8 INDEMNIFICATION OF THE AGENT.	56
15.9 SUCCESSOR AGENT.	56
15.10 KNOWLEDGE OF DEFAULT.	56
15.11 ACTION BY THE AGENT.	56
15.12 NOTIFICATION OF POTENTIAL DEFAULTS AND EVENTS OF DEFAULTS.	56
15.13 DECLARATION OF INVALIDATION.	57
15.14 PRO RATA PORTION; PARI PASSU AND EQUAL.	57
15.15 COOPERATION.	57
15.16 OBLIGATIONS SEVERAL.	57
15.17 BANK ASSIGNMENTS/PARTICIPATIONS.	57
16. BORROWING AGENCY.	60
16.1 BORROWING AGENCY PROVISIONS.	60
16.2 WAIVER OF SUBROGATION.	60
17. MISCELLANEOUS.	61
17.1 SEVERABILITY.	61
17.2 GOVERNING LAW.	61
17.3 WAIVER OF JURISDICTION.	61
17.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.	61
17.5 EVIDENCE OF LOANS.	61
17.6 BANKS' ABILITY REGARDING LOAN COLLATERAL.	62
17.7 APPLICATION OF PAYMENTS, ETC.	62
17.8 FEES AND EXPENSES.	62
17.9 NOTICES.	63
17.10 INDEMNIFICATION.	63
17.11 ADDITIONAL WAIVERS BY THE BORROWERS.	64
17.12 EQUITABLE RELIEF.	64
17.13 ENTIRE AGREEMENT.	64
17.14 HEADINGS.	65
17.15 CONFIDENTIALITY.	65
17.16 WAIVER OF JURY TRIAL.	66

FINANCING AGREEMENT

        Financing Agreement, dated as of the 30th day of August, 2002, by and among Blue Dot Services Inc., a Delaware corporation, as agent for the Borrowers (as hereinafter defined) (in such capacity, the "Borrowing Agent"), the borrowers listed on the signature pages hereof (each a "Borrower" and collectively, the "Borrowers"), U.S. Bank, National Association, a national banking association ("U.S. Bank"), and various other financial institutions listed on the signature pages hereof and their respective successors and Eligible Assignees (U.S. Bank and such other financial institutions are each a "Bank" and collectively, the "Banks"), and U.S. Bank, as agent for the Banks (in such capacity, the "Agent").

W I T N E S S E T H:

        WHEREAS, the Borrowers have requested that the Banks extend a revolving credit facility to the Borrowers in the original principal amount of up to Twenty Million Dollars ($20,000,000.00);

        WHEREAS, the Banks are willing to extend such credit pursuant to the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged by the Borrowers, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    CAPITALIZED TERMS; CONSTRUCTION.

        Certain capitalized terms used herein are defined in this Section 1.

        1.1    Defined Terms.

        Whenever the following terms (whether or not underscored) are used herein, they shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

        "Acquisition" shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock (or other equity interest) of any Person, or (c) the acquisition of another Person by a merger or consolidation or any other combination with such Person.

        "Actual Borrowing Base Certificate" shall have the meaning ascribed thereto in Section 8.3(b)(iii) hereof.

        "Additional Fee" shall have the meaning ascribed thereto in Section 3.2 hereof.

        "Advantage" shall mean any payment (whether made voluntarily or involuntarily by offset of any deposit or other Indebtedness or otherwise) received by any Bank in respect of the Obligations evidenced by the Notes, if such payment results in such Bank having less than its Pro Rata Share of the Obligations to the Banks pursuant to this Agreement than was the case immediately before such payment.

        "Affiliate" shall mean, as to any Person (the "Subject Person"), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Subject Person. For purposes of this definition, "control" of a Person means the power, direct or indirect, (i) to vote twenty percent (20%) or more of the securities having voting power for the election of directors of the Person (determined by the total number of votes entitled to be cast), or (ii) otherwise to direct or cause the direction of the management and policies of the Person, whether by contract or otherwise. For purposes of this Agreement, the Borrowers' officers, shareholders, directors, parent corporations, subsidiary corporations, joint venturers and partners shall be deemed to be Affiliates of the Borrowers.

        "Agent" shall mean U.S. Bank and its successors and assigns.

        "Agreement" shall mean this Financing Agreement, as amended, modified or supplemented from time to time.

        "Applicable Agreement" shall mean any agreement, commitment, arrangement or instrument, to which, as of any date, any Borrower is a party or by which any Borrower or any of its properties is bound, including, without limitation, any note, indenture, loan agreement, mortgage, lease, or deed, the performance or non-performance of which would reasonably be expected to have a Material Adverse Effect.

        "Applicable GAAP" shall mean, as to any financial statement, GAAP determined as if such financial statement were included in a consolidated financial statement of NorthWestern that is prepared in accordance with GAAP.

        "Applicable L/C Fee Percentage" shall have the meaning ascribed thereto in Section 3.6 hereof.

        "Applicable Libor Margin" shall have the meaning ascribed thereto in Section 3.1 hereof.

        "Applicable Margin" shall mean the Applicable Libor Margin or the Applicable Prime Margin, as the case may be.

        "Applicable Prime Margin" shall have the meaning ascribed thereto in Section 3.1 hereof.

        "Applicable Rate" shall mean, as of the date of determination, the Prime Rate plus the Applicable Prime Margin or the Libor Rate plus the Applicable Libor Margin, as the case may be.

        "Assignment Agreement" shall have the meaning ascribed thereto in Section 15.17(a)(iv) hereof.

        "Attorneys' Fees" shall mean the reasonable fees for services (and costs and expenses related thereto) of all attorneys (and all paralegals and other staff employed by such attorneys) employed by the Agent or any Bank from time to time in connection with any matter whatsoever related to or arising out of the transactions contemplated hereunder.

        "Authorized Representative" shall mean each Person designated from time to time, as appropriate, in writing, by the Borrowing Agent to the Agent for the purposes of giving notices of borrowing, conversion or renewal of Loans, which designation shall continue in full force and effect until terminated in writing by the Borrowing Agent to the Agent.

        "Availability Deficiency" shall mean the occurrence, as at any date, of a condition in which (i) the sum of (a) the then aggregate outstanding principal amount of the Revolving Loans, plus (b) the then aggregate Letters of Credit Outstanding exceeds (ii) an amount equal to the lesser of the Total Facility or the Borrowing Base.

        "Bank" or "Banks" shall mean, singularly or collectively as the context may require, the financial institutions listed on the signature pages hereof and their respective successors and Eligible Assignees.

        "Blue Dot" shall mean Blue Dot Services Inc., a Delaware corporation.

        "Borrower" or "Borrowers" shall have the meaning ascribed thereto in the preamble hereof.

        "Borrowing Agent" shall have the meaning ascribed thereto in the preamble hereof.

        "Borrowing Base" means,

        (a)  as of any date of determination on which (i) the Eligible Cash Receipts Percentage is greater than or equal to both the Required Eligible Cash Receipts Percentage Amount and Twelve Million and 00/100 Dollars ($12,000,000.00) and (ii) no Triggering Default has occurred and is continuing, an amount equal to the lesser of (1) (x) the Effective Receivables Percentage, plus (y) the Effective Inventory Advance Rate, less (z) the Reserve Amount then in effect, if any, or (2) (x) the Eligible Cash Receipts Percentage less (y) the Reserve Amount then in effect, if any; or

        (b)  as of any date of determination other than as set forth in clause (a) above, an amount equal to the lesser of: (i) (x) the Eligible Receivables Percentage, plus (y) the Inventory Advance Rate, less (z) the Reserve Amount or (ii) (x) the Eligible Cash Receipts Percentage less (y) the Reserve Amount.

        "Borrowing Base Certificate" shall mean an Actual Borrowing Base Certificate or an Effective Borrowing Base Certificate, as the case may be.

        "Business Day" shall mean any day which is not a Saturday or Sunday or a legal holiday on which banks are authorized or required to be closed in Cincinnati, Ohio, and, if the applicable Business Day relates to any Libor Rate Loan, a day on which dealings are carried on in the London interbank eurodollar market. Periods of days referred to in this Agreement will be counted in calendar days unless Business Days are expressly prescribed.

        "Capital Expenditure" shall mean any expenditure made or liability incurred which is, in accordance with GAAP, treated as a capital expenditure and not as an expense item for the year in which it was made or incurred, as the case may be.

        "Capital Lease" shall mean any amount payable with respect to any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which is required by GAAP to be reflected as a liability on the balance sheet of the lessee.

        "Capitalized Lease Obligation" shall mean, with respect to each Capital Lease, the amount of the liability reflecting the aggregate discounted amount of future payments under such Capital Lease calculated in accordance with GAAP and statement of financial accounting standards No. 13 (as supplemented and modified from time to time) and any corresponding future interpretations by the Financial Accounting Standards Board or any successor thereto.

        "Casualty Loss" shall mean any of the following events with respect to any item of Collateral: (i) the actual total loss of the item or such loss as shall render repair of the item uneconomical, (ii) the item shall become lost, stolen, destroyed, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, or (iii) the condemnation or taking, by exercise of the power of eminent domain or otherwise, of such item or confiscation of such item, or of so much of any such item as to render impractical or unreasonable the use of such item for substantially the same purposes for which such item was used immediately prior to such condemnation, taking or confiscation.

        "Charges" shall have the meaning ascribed thereto in Section 3.10 hereof.

        "Closing Date" shall mean August 30, 2002, or such later date as is mutually agreeable to the parties hereto.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, along with the rules, regulations, decisions and other official interpretations in connection therewith.

        "Collateral" shall have the collective meaning ascribed thereto in the Security Agreement.

        "Collateral Reserve Amount" shall mean One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) as reduced pursuant to the last sentence of Section 5.2, which shall be in effect at all times unless (i) the Eligible Cash Receipts Percentage equals or exceeds one hundred twenty percent (120%) of the Total Facility or (ii) the Borrowers shall have delivered to the Agent all Waivers required pursuant to Section 5.2 hereof.

        "Commitment" shall mean, with respect to each Bank, the amount set forth on Schedule A attached hereto and made a part hereof as the amount of each Bank's commitment to make Revolving Loans and participate in the issuance of Letters of Credit, as such amount may be modified from time to time pursuant to Section 15.17(a) and Section 2.14 hereof. Schedule A shall be amended from time to time to reflect modifications pursuant to Section 15.17(a) and Section 2.14 hereof and any other changes to the Commitment of the Banks.

        "Commitment Percentage" shall mean, with respect to each Bank, the percentage set forth on Schedule A attached hereto and made a part hereof as such Bank's percentage of the aggregate Commitments of all of the Banks, as such percentage may be changed from time to time in accordance with the terms and conditions of this Agreement. Schedule A shall be amended from time to time to reflect any changes to the Commitment Percentages.

        "Consolidated" shall mean the resulting consolidation of the Financials of Blue Dot and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the Consolidated Financials attached hereto as Schedule 9.11.

        "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with a Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA except NorthWestern and Affiliates of NorthWestern which are not Borrowers or Subsidiaries of a Borrower.

        "Cost Reimbursements" shall mean any and all liabilities and obligations of a Borrower for payment to NorthWestern with respect to costs incurred by NorthWestern on behalf of a Borrower in that such costs otherwise would have been incurred by such Borrower in the ordinary course of its business, including reimbursement for shared services and other goods and services provided to or for the benefit of such Borrower; provided, however, that all such Cost Reimbursements are or will be reflected in the Financials in accordance with Applicable GAAP. Cost Reimbursements shall not include any payment that could reasonably be deemed as a return on NorthWestern's investment in Blue Dot as opposed to the cost of goods or services rendered as described in the immediately preceding sentence.

        "Deficiency" shall mean singularly or collectively, as the context may require, an Availability Deficiency and a Letter of Credit Deficiency.

        "EBITDA" shall have the meaning ascribed thereto in Exhibit H attached hereto and incorporated herein by reference.

        "Effective Borrowing Base Certificate" shall have the meaning ascribed thereto in Section 8.3(b)(ii) hereof.

        "Effective Inventory Advance Rate" shall mean an amount equal to fifteen percent (15%) of the gross amount of the Inventory of the Borrowers.

        "Effective Receivables Percentage" shall mean an amount equal to forty-five percent (45%) of the gross amount of the Receivables of the Borrowers.

        "Eligible Assignees" shall mean any commercial bank or non-bank financial institution organized under the United States of America or any state thereof including, without limitation, any insurance company, savings bank or savings and loan association, having total assets in excess of One Billion and 00/100 Dollars ($1,000,000,000.00).

        "Eligible Cash Receipts Percentage" shall mean, for the period of determination, eighty percent (80%) of the total amount of cash received by the Borrowers during the immediately preceding thirty (30) day period.

        "Eligible Inventory" shall mean raw material Inventory of each Borrower (as customarily used by such Borrower) and finished goods Inventory meeting all applicable specifications, which the Agent or the Majority Banks, in its or their sole but reasonable discretion, deem to be Eligible Inventory, based on such credit and collateral considerations as the Agent or the Majority Banks may reasonably deem appropriate. Without limitation of the foregoing, the following shall not be deemed Eligible Inventory: Inventory

  (i)
  that is not of good and merchantable quality, free from defects, or not readily saleable or usable in such Borrower's business (including, without limitation, Inventory for which reserves for obsolescence have been provided for in the Financials or for which obsolescence reserves are anticipated) based on the most recent physical inventory at the location where such Inventory is located;

  (ii)
  that is located outside the United States;

  (iii)
  that is subject to, or any accounts or other proceeds resulting from the sale or other disposition thereof which could be subject to, any Lien or similar claim in favor of any Person other than the Agent for the benefit of the Banks, including any sale on approval or sale and return transaction or any consignment (except, to the extent, if any, of the Permitted Liens);

  (iv)
  that is not located at one of the locations set forth in the Security Agreement;

  (v)
  that is located on premises not owned by such Borrower unless the owner, operator and/or processor of such premises shall have executed and delivered to the Agent a Waiver in form and substance satisfactory to the Agent or the Majority Banks, in its or their sole discretion unless the Collateral Reserve Amount is in effect;

  (vi)
  that is subject to any trademark, trade name or licensing arrangement, or any Law, that could reasonably be expected to limit or impair the ability of the Banks to promptly exercise any of their rights with respect thereto;

  (vii)
  with respect to which insurance proceeds, if any, are not payable to the Agent as lender's loss payee for the ratable benefit of the Banks;

  (viii)
  that is in transit;

  (ix)
  with respect to which a Casualty Loss has been incurred;

  (x)
  with respect to which the Agent for the benefit of the Banks does not have a perfected first priority security interest;

  (xi)
  that consists of general supplies or maintenance supplies, cartons and packaging, fuel, chemicals, paint, solvents or special purchase inventory;

  (xii)
  that is work-in-process inventory;

  (xiii)
  which is produced in violation of the Fair Labor Standards Act or subject to the "hot goods" provisions contained in Title 29 U.S.C. §215(a)(1);

  (xiv)
  which is allocated or identified to purchase orders or contracts received from any customer of such Borrower, as to which such inventory such customer has filed or intends to file UCC-1 financing statements or otherwise to perfect a security interest; or

  (xv)
  as to which the Agent or the Majority Banks, in its or their sole but reasonable discretion, deems to be ineligible based on any other collateral considerations as the Agent or the Majority Banks deems appropriate.

Eligible Inventory will be valued, for purposes of determining the Borrowing Base, at the lower of cost or fair market value determined in accordance with the "first in first out" cost accounting system.

        "Eligible Receivables" shall mean those Receivables of each Borrower which:

  (i)
  arise out of the performance of services or sales in the ordinary course of the business of such Borrower to a Person who is not an Affiliate or an employee of such Borrower or otherwise controlled by such Borrower or by an Affiliate of such Borrower and such services have been provided, or such goods have been shipped, to the account debtor and such Borrower has possession of, or has delivered to the Agent in the case of shipped goods, shipping and delivery receipts evidencing such shipment;

  (ii)
  the terms of which are ordinary terms of such Borrower and require payment in full within not more than sixty (60) days from the date of the invoice therefor;

  (iii)
  are not subject to a dispute with respect to the account debtor's obligation thereunder provided, however, the amount of such otherwise Eligible Receivable that is not subject to dispute shall not be excluded pursuant to this clause (iii);

  (iv)
  do not violate any warranty with respect to Eligible Receivables set forth in Section 7.1 of this Agreement; and

  (v)
  do not remain unpaid more than the later of (x) ninety (90) days from the date of invoice thereof or (y) sixty (60) days past the due date thereof not to exceed one hundred twenty (120) days from the date of invoice thereof; provided, however, that no Receivable shall be an Eligible Receivable if:

  (a)
  the account debtor (or any Affiliate of the account debtor that is a guarantor of such Receivables) has filed or had filed against it a petition in bankruptcy or for reorganization, made an assignment for the benefit of creditors, or failed, suspended business operations, become insolvent, had or suffered a receiver or a trustee to be appointed for a significant portion of its assets or affairs or such Borrower has received notice or has knowledge of a material adverse change with respect to payment of such Receivable by such account debtor,

  (b)
  the account debtor is also a supplier to or creditor of such Borrower, unless (i) the aggregate amount owed to such Borrower by such account debtor exceeds the aggregate amount owed to such account debtor by such Borrower, in which case the Receivable shall be an Eligible Receivable only to the extent of such excess, or (ii) such account debtor and the Receivables owing thereby are specifically approved by the Agent or the Majority Banks, in its or their sole but reasonable discretion,

  (c)
  the sale is to an account debtor outside the United States or Canada, unless the sale is (i) on a letter of credit, which is in form and substance satisfactory to the Agent or the Majority Banks, in its or their sole but reasonable discretion, which has been issued by a financial institution satisfactory to the Banks, and which has been transferred or assigned to the Agent for the benefit of the Banks as security for the Obligations, (ii) insured by credit insurance, satisfactory to the Agent or the Majority Banks in its or their sole but reasonable discretion that names the Agent on behalf of the Banks as an additional insured and lender loss payee with respect thereto, or (iii) on other terms acceptable to the Agent or the Majority Banks, in its or their sole but reasonable discretion,

  (d)
  twenty-five percent (25%) or more of the Receivables from the account debtor and its Affiliates are ineligible as a result of such Receivables failing to comply with the requirements of sub items (x) or (y) of item (v) above of this definition of Eligible Receivables,

  (e)
  the account debtor is the federal or any state government or any agency or department thereof, unless, with respect to such Receivable, the Assignment of Claims Act or comparable state statute or regulation has been complied with,

  (f)
  the Receivable consists of finance charges, interest on delinquent accounts, proceeds of consigned Inventory, employee or officer Receivables, service charges, or debit memoranda,

    (g)
    the Receivable arises from a contract which contains an enforceable prohibition of assignment thereof,

    (h)
    the Receivable is evidenced by a promissory note or chattel paper,

    (i)
    the Receivable is generated by a sale on approval, a bill and hold sale, a sale on consignment, or other type of conditional sale,

    (j)
    the Receivable is not subject to the first priority security interest of the Agent for the benefit of the Banks,

    (k)
    the account debtor is located in New Jersey, Minnesota, West Virginia or any other jurisdiction which requires that such Borrower, in order to sue any Person in such jurisdiction's courts, or to direct any Person in such jurisdiction to pay a Receivable owing to such Borrower directly to the Agent either (i) qualifies to do business in such jurisdiction or (ii) files a report with the taxation division of such jurisdiction for the current year, unless such Borrower shall have properly qualified to do business in such jurisdiction, shall have filed a Notice of Business Activities Report with the jurisdiction's Division of Taxation for the then current year or shall have fulfilled such other similar requirements for the current year with respect to such jurisdiction,

    (l)
    the Receivable is a progress billing which, in combination with all other progress billings, exceeds Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate,

    (m)
    the account debtor has sold or is contractually committed to sell substantially all of its assets,

    (n)
    the account debtor is incompetent or has died,

    (o)
    the Agent has received a check for payment of such Receivable which has been returned uncollected,

    (p)
    Receivables arising out of sales of inventory which inventory is deemed to be a "sample" or

    (q)
    the Agent or the Majority Banks, in its or their sole but reasonable discretion, believe that the collection of such Receivable is insecure, or that such Receivable may not be paid by reason of the account debtor's financial inability to pay, or deem such Receivable to be ineligible based on such other credit considerations with respect to the account debtors and/or collateral considerations as the Agent or the Majority Banks reasonably deem appropriate.

        In addition, and without limitation of the foregoing, the amount of any Receivables owed by any account debtor which cause the Receivables owed by that account debtor to exceed twenty percent (20.0%) of the aggregate amount of the Borrowers' Eligible Receivables shall not be deemed Eligible Receivables.

        "Eligible Receivable Percentage" shall mean an amount equal to sixty five percent (65%) of the net amount of the Eligible Receivables (i.e. less maximum discounts, credits and allowances which may be taken by or granted to account debtors in connection therewith).

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as in effect as of the date of this Agreement and as amended from time to time in the future.

        "Environmental Laws" shall mean any and all Laws, judgments, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or the release of any materials into the environment (including, without limitation, Hazardous Materials).

        "Equipment" shall have the meaning ascribed thereto in the Security Agreement.

        "Event of Default" shall have the meaning ascribed thereto in Section 12 hereof.

        "Excess Cash Flow" shall have the meaning ascribed thereto in the Subordination Agreement.

        "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upward to the next higher whole multiple of 1/16% if such rate is not such a multiple) equal to the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on such day (or if there is no trading in such funds on such day on the previous trading day) as such rate is computed and announced on the next Business Day following such trading day by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "federal funds effective rate" as of the date of this Agreement; provided, however, if such Federal Reserve Bank (or its successor) does not announce such rate for any day, the Federal Funds Rate for such day shall be the Federal Funds Rate for the last day on which such rate was announced.

        "Financial Covenants" shall have the meaning ascribed thereto in Section 10.32 hereof.

        "Financials" shall mean those financial statements attached to Schedule 9.11 attached hereto and those financial statements delivered from time to time pursuant to Section 8.4 and Section 8.6 hereof.

        "Floor Plan Creditor Agreement(s)" shall mean, singularly or collectively, as the context may require, the Agreement(s), by and among the Agent, the applicable floor plan creditor and the applicable Borrower in substantially the form of Exhibit L attached hereto and made a part hereof or such other form as may be reasonably acceptable to the Agent.

        "Fixed Charge Coverage Ratio" shall have the meaning ascribed thereto in Exhibit H attached hereto and incorporated herein by reference.

        "GAAP" means generally accepted accounting principles (as such principles may change from time to time), which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a consistent basis.

        "General Intangibles" shall have the meaning ascribed thereto in the Security Agreement.

        "Hazardous Material" shall have the meaning ascribed thereto in Section 9.9 hereof.

        "Inactive Subsidiary" shall have the meaning ascribed thereto in Section 10.19 hereof.

        "Incentive Pricing Effective Date" shall mean as set in Section 3.1(b) hereof.

        "Indebtedness" shall mean, without duplication, (i) all of the Borrowers' and their Subsidiaries' obligations and liabilities to any Person for borrowed money whether, direct or indirect, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law or otherwise including, without limiting the foregoing, the Obligations and all notes payable and drafts accepted representing loans, extensions of credit, all obligations on which interest charges are customarily paid, all obligations deferred under conditional sale or other title retention obligations, all obligations for the deferred purchase price of capital assets and all obligations issued or assumed as full or partial payment for property, (ii) obligations and liabilities of any Person secured by a Lien upon property owned by a Borrower or any Subsidiary of a Borrower, even though such Borrower or Subsidiary has not assumed or become liable for the payment therefor, (iii) all reimbursement obligations (contingent or otherwise) under any letter of credit, banker's acceptance, interest rate protection agreement or other interest rate management device, (iv) all obligations (contingent or otherwise) under any guaranty of Indebtedness, (v) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (vi) all obligations under a Capital Lease and the amount of such Indebtedness shall be the aggregate Capitalized Lease Obligations with respect to such Capital Lease, and (vii) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by a Borrower or a Subsidiary of a Borrower to finance its operations or capital requirements; provided, however, (x) if the preferred stock issued by Blue Dot is required to be treated as Indebtedness under GAAP as a result of such preferred stock containing a redemption feature that may require the redemption of such preferred stock in connection with an initial public offering by Blue Dot, such preferred stock will not be included as Indebtedness for purposes of this definition, and (y) Cost Reimbursements shall not be deemed to be Indebtedness.

        "Indemnified Liabilities" shall have the meaning ascribed thereto in Section 17.10 hereof.

        "Indemnified Party" shall have the meaning ascribed thereto in Section 17.10 hereof.

        "Interest Period" shall mean, with respect to any Libor Rate Loan, the period commencing on the date such Loan is made as, renewed as, or converted into a Libor Rate Loan and ending on the last day of such period as selected by the Borrowers pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period as selected by the Borrowers pursuant to the provisions below. The duration of each Interest Period for any Libor Rate Loan shall be for the number of Months selected by the Borrowers upon notice from an Authorized Representative, in accordance with Section 2.6(a) provided that:

  (i)
  Interest Periods for any Libor Rate Loans shall be one (1), two (2), three (3) or six (6) Months or such other period as may be agreed upon by the Borrowers and the Banks;

  (ii)
  whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day, provided that if such extension of time would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the last Business Day immediately preceding the last day of such Interest Period;

  (iii)
  if the Borrowers fail to select the duration of any Interest Period, the duration of such Interest Period shall be one (1) Month;

  (iv)
  if the Borrowers renew any Libor Rate Loan for an additional Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period; however, interest shall only be charged once for such day at the rate applicable to the Libor Rate Loan for the new Interest Period; and

  (v)
  the last day of any Interest Period for a Libor Rate Loan shall not occur after the termination date of this Agreement set forth in Section 11.

        "Inventory" shall have the meaning ascribed thereto in the Security Agreement.

        "Inventory Advance Rate" shall mean the lesser of (a) Seven Million Five Hundred Thousand Dollars ($7,500,000.00) or (b) an amount up to twenty five percent (25%) of the Eligible Inventory.

        "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

        "Letter(s) of Credit" shall mean, singularly or collectively as the context may require, the letters of credit issued in accordance with Section 2.3 hereof.

        "Letter of Credit Availability" shall mean, as of the date of determination, an amount equal to the lesser of (a) the difference of Five Million and 00/100 Dollars ($5,000,000.00) less the Letters of Credit Outstanding, or (b) the Revolving Loan Availability.

        "Letter of Credit Collateral Account" shall have the meaning specified in Section 13.3 hereof.

        "Letter of Credit Commission" shall have the meaning ascribed thereto in Section 3.6 hereof.

        "Letter of Credit Deficiency" shall mean a condition whereby the Letter of Credit Availability is less than Zero and 00/100 Dollars ($0.00).

        "Letter of Credit Face Amount" shall mean, for each Letter of Credit, the face amount of such Letter of Credit.

        "Letter of Credit Facility" shall have the meaning ascribed thereto in Section 2.1 hereof.

        "Letter of Credit Obligations" shall mean, at any time, the sum of (i) the Letters of Credit Outstanding, plus, without duplication, (ii) the aggregate amount of the Borrowers' unpaid obligations under the Letter of Credit Related Documents in respect of the Letters of Credit.

        "Letter of Credit Related Documents" shall mean any agreements or instruments relating to a Letter of Credit.

        "Letter of Credit Reserve" shall mean, at any time, an amount equal to (a) the aggregate Letters of Credit Outstanding at such time, plus, without duplication, (b) the aggregate amount theretofore paid by the Agent under Letters of Credit and not debited to the Borrowers' account or otherwise reimbursed by the Borrowers.

        "Letters of Credit Outstanding" shall mean, at any time, the maximum amount available to be drawn at such time under all then outstanding Letters of Credit, including any amounts drawn thereunder and not reimbursed, regardless of the existence or satisfaction of any conditions or limitations on drawing.

        "Libor Rate" shall mean, for any Interest Period, a fixed rate per annum (rounded upwards to the next higher whole multiple of 1/16% if such rate is not such a multiple) equal at all times during such Interest Period to the quotient of (a) the rate per annum determined by the Agent (such determination to be conclusive absent demonstrable error) to be the average of the rates per annum (rounded upwards to the next higher whole multiple of 1/16% if such rate is not such a multiple) at which deposits in immediately available United States Dollars are offered at 11:00 a.m. (London, England time) (or as soon thereafter as is reasonably practicable) to major money center banks by prime banks in the London interbank eurodollar market three (3) Business Days prior to the first day of such Interest Period in an amount and maturity equal to the amount and maturity of such Libor Rate Loan, divided by (b) a number equal to 1.00 minus the aggregate (without duplication) of the rates (expressed as a decimal fraction) of the Libor Reserve Requirements.

        "Libor Rate Loan" shall mean any Loan that bears interest with reference to the Libor Rate.

        "Libor Reserve Requirements" shall mean, for any day of any Interest Period for a Libor Rate Loan, the percentage (rounded upward to the next higher whole multiple of 1/16% if such rate is not such a multiple) determined by the Agent (which determination shall be conclusive absent demonstrable error) as representing the maximum reserves (whether basic, supplemental, marginal, emergency or otherwise) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System) in an amount and for a maturity equal to the amount and maturity of such Libor Rate Loan and such Interest Period. The Libor Rate shall be adjusted automatically as of the effective date of each change in the Libor Reserve Requirements.

        "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment intended as security, deposit arrangement intended as security, charge, security interest, encumbrance, lien (statutory or other), or any priority or other security agreement or any other preferential arrangement for security purposes of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any lease deemed under the UCC to be intended for security, and the authorized filing by or against a Person of any financing statement as debtor under the UCC or comparable law of any jurisdiction which is not identified on its face as a precautionary financing agreement).

        "Loan Collateral" shall mean the Collateral and any other security or collateral provided from time to time by, or on behalf of, the Borrowers for the Obligations.

        "Loan Documents" shall mean this Agreement, the Notes, the Security Agreement, the Subordination Agreement, the Waivers, the UCC-1 Financing Statement filed in accordance with the Security Agreement, the Letters of Credit, the Letter of Credit Related Documents and all other documents, instruments and agreements executed in connection herewith, as the same may be amended, supplemented or otherwise modified from time to time.

        "Loans" shall have the meaning ascribed thereto in Section 2.1 hereof (whether such Loans are made as, renewed as or converted into Libor Rate Loans or Prime Rate Loans).

        "Locked Box" shall have the meaning ascribed thereto in Section 7.3 hereof.

        "Majority Banks" shall mean, (i) if there are no Revolving Loans outstanding or Letters of Credit Outstanding, the Bank or Banks whose Commitment Percentages aggregate at least fifty-one percent (51%) of the Total Commitment Amount or, (ii) if there are Revolving Loans outstanding and/or Letters of Credit Outstanding, the Bank or Banks whose Revolving Loans outstanding and Letters of Credit Outstanding aggregate at least fifty-one percent (51%) of the total principal amount of all of such Revolving Loans and Letters of Credit Outstanding.

        "Management Fees" shall mean fees for management services rendered, but shall exclude Cost Reimbursements.

        "Material Adverse Change" shall mean the occurrence or existence of a material adverse change in: (a) the business, property, assets, operations or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole; (b) the ability of the Borrowers to perform any of their payment or other obligations (taken as a whole) under this Agreement or any of the other Loan Documents to which they are parties; (c) the legality, validity or enforceability of any Borrower's obligations under this Agreement or any of the other Loan Documents to which it is a party; or (d) the ability of the Banks to exercise their rights and remedies with respect to, or otherwise realize upon any of the Loan Collateral or any other security for the Obligations.

        "Material Adverse Effect" shall mean the occurrence or existence of a material adverse effect on: (a) the business, property, assets, operations or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole; (b) the ability of the Borrowers to perform any of their payment or other obligations (taken as a whole) under this Agreement or any of the other Loan Documents to which they are parties; (c) the legality, validity or enforceability of any Borrower's obligations under this Agreement or any of the other Loan Documents to which it is a party; or (d) the ability of the Banks to exercise their rights and remedies with respect to, or otherwise to realize upon any of the Loan Collateral, or any other security for the Obligations.

        "Material Subsidiary" means any Subsidiary which is not a Borrower and (i) has total assets equal to or greater than five percent (5%) of the Consolidated total assets of the Borrowers and their Subsidiaries (calculated as of the end of the most recent fiscal period for which Financials have been delivered to the Agent pursuant to Sections 8.4 or 8.6 hereof) or (ii) has net income equal to or greater than five percent (5%) of the Consolidated net income of the Borrowers and their Subsidiaries (calculated for the most recent fiscal period for which Financials have been delivered to the Agent and the Banks pursuant to Sections 8.4 or 8.6).

        "Maximum Rate" shall have the meaning ascribed thereto in Section 3.10 hereof.

        "Measurement Year" shall mean as set forth in Section 3.1(b) hereof.

        "Month" shall mean with respect to an Interest Period, the interval between the days in consecutive calendar months numerically corresponding to the first (1st) day of such Interest Period. If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

        "Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

        "NorthWestern" shall mean NorthWestern Growth Corporation, a South Dakota corporation or its Affiliates (other than the Borrowers and their Subsidiaries), and their successors and assigns.

        "Notes" shall mean the Revolving Note and any other promissory note which may from time to time evidence any other Obligations.

        "Obligations" shall mean the Loans and all other loans, advances, debts, liabilities, obligations, covenants and duties owing to the Agent, any Bank or any Affiliate of the Agent or any Bank from the Borrowers of any kind, present or future, evidenced by or arising out of this Agreement, any of the Loan Documents, or any other agreement, transaction, extension of credit, letter of credit, interest rate protection agreement, guaranty or indemnification relating to the Loan Documents, whether or not for the payment of money, whether direct or indirect (including acquisition by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, and including, without limitation, all interest, charges, expenses, fees and any other sums chargeable to the Borrowers in connection with any of the foregoing, and all Attorneys' Fees.

        "Office", when used in connection with (i) U.S. Bank or the Agent, means its designated office located at 425 Walnut Street, P.O. Box 1038, Cincinnati, Ohio 45201-1038 or such other office of U.S. Bank or the Agent as U.S. Bank or the Agent may designate in writing to the Borrowing Agent from time to time, or (ii) any other Bank, shall mean its designated office identified on Schedule A attached hereto and made a part hereof with respect to such Bank or such other office of such Bank as such Bank may designate in writing to the Borrowing Agent from time to time.

        "Official Body" means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case, whether foreign or domestic.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA.

        "Pension Plan" means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to title IV of ERISA (other than a Multiemployer Plan) and to which a Borrower or any corporation, trade or business that is, along with such Borrower, a member of a Controlled Group, may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding six (6) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

        "Permitted Liens" shall mean the Liens and interests in favor of the Agent for the benefit of the Banks granted in connection herewith and, to the extent not impairing the operations of the Borrowers or any performance hereunder or contemplated hereby: (i) Liens arising by operation of law for taxes not yet due and payable; (ii) statutory and common law Liens of mechanics, materialmen, shippers and warehousemen for services or materials for which payment is not yet due; (iii) statutory Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default; (iv) deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security; (v) liens for taxes, assessments and other similar charges to the extent payment thereof shall not at the time be required to be made in accordance with the provisions of Section 10.10; (vi) the following if the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings promptly initiated and diligently conducted of which the Borrowers have given prior notice to the Agent and for which appropriate reserves (in the Banks' sole but reasonable discretion) have been established and so long as levy and execution have been and continue to be stayed: claims of mechanics, materialmen, shippers, warehouseman, carriers and landlords; (vii) zoning, planning and similar restrictions, easements, rights of way, encroachments and any other similar encumbrances or title defects which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrowers; (viii) pledges or deposits in connection with or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or other pledges or deposits of like nature used in the ordinary course of business, (ix) Liens to secure surety or appeal bonds in the ordinary course of business; (x) judgment or judicial attachment Liens arising out of a judgment not prohibited under Section 10.30 hereof; (xi) rights of setoff or bankers' Liens upon deposits in favor of banks or other depository institutions to the extent incurred in connection with the maintenance of such accounts in the ordinary course of business; (xii) fully-subordinated Liens granted to NorthWestern; and (xiii) Liens described on Schedule 9.7A attached hereto and made a part hereof.

        "Permitted Securities" means the following obligations and any other obligations previously approved in writing by the Agent:

  (a)
  government securities;

  (b)
  demand or interest bearing time deposits or certificates of deposit maturing within one (1) year from the date of issuance thereof issued by any Bank or by a bank or trust company organized under the Laws of the United States or of any state thereof having capital surplus and undivided profits aggregating at least $400,000,000 and being rated "A" or better by Standard & Poor's or "A-3" or better by Moody's;

  (c)
  repurchase agreements;

  (d)
  municipal obligations;

  (e)
  pre-refunded municipal obligations;

  (f)
  shares of mutual funds which invest in obligations described in paragraphs (a) through (e) above, the shares of which mutual funds are at all times rated "AAA" by Standard & Poor's;

  (g)
  tax-exempt or taxable adjustable rate preferred stock issued by a Person having a rating of its long term unsecured debt of "A" or better by Standard & Poor's or "A-2" or better by Moody's; and

  (h)
  asset-backed remarketed certificates of participation representing a fractional undivided interest in the assets of a trust, which certificates are rated at least "A-1" by Standard & Poor's and "P-1" by Moody's.

        "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government.

        "Plan" means any deferred compensation program, including both single and multiemployee Plans, subject to Title IV of ERISA and established and maintained for employees of the Borrowers or any Subsidiary or any ERISA Affiliate.

        "Potential Defaults" shall mean any event or condition which with notice, passage of time or any combination of the foregoing, would constitute an Event of Default.

        "Preference" shall have the meaning ascribed thereto in Section 15.13 hereof.

        "Prime Rate" shall mean the rate of interest per annum publicly announced by the Agent from time to time as its prime lending rate (for reference purposes only) with any change thereto being effective as of the opening of business on the date of such change (or if not a Business Day, the beginning of the day). The Prime Rate is determined solely by the Agent pursuant to market factors and its own operating needs and is not necessarily the Agent's best or most favorable rate for commercial or other loans.

        "Prime Rate Loan" shall mean any Loan that bears interest with reference to the Prime Rate.

        "Prohibited Transaction" shall mean any transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

        "Pro Rata Share" shall mean, with respect to each Bank, its Commitment Percentage.

        "Receivables" shall have the meaning ascribed to the term "Accounts" in the Security Agreement.

        "Register" shall have the meaning ascribed thereto in Section 15.17(a)(vii) hereof.

        "Remittances" shall have the meaning ascribed thereto in Section 7.3 hereof.

        "Reportable Event" shall mean any of the events described in section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for a thirty (30) day notice to the PBGC under such regulations).

        "Reporting Year" shall have the meaning ascribed thereto in Section 3.1(b) hereof.

        "Required Eligible Cash Receipts Percentage Amount" shall mean the amount of the Total Facility in effect at the time of determination.

        "Reserve Amount" shall mean an amount that the Banks, in their reasonable discretion, may from time to time establish as a reserve against the Borrowing Base based on such credit and collateral considerations as the Banks reasonably deem appropriate from time to time, based on market conditions, to reflect contingencies or risks which may affect any or all of the Loan Collateral, the business, operations, financial condition or business prospects of the Borrowers, or the security of the Loans including, but not limited to, the Collateral Reserve Amount; provided, however, except for the Tax and Lien Reserve Amount, if the Eligible Cash Receipts Percentage equals or exceeds Twenty-Three Million and 00/100 Dollars ($23,000,000.00), the Reserve Amount will not be in effect.

        "Revolving Loan Availability" shall mean, as at any date, an amount equal to the difference of:

  (i)
  the lesser of (a) the Total Facility or (b) an amount equal to the then Borrowing Base; less

  (ii)
  the sum of (a) the then aggregate outstanding principal amount of all Revolving Loans and all due but unpaid interest on the Loans, and all outstanding fees, expenses and other charges posted to the Borrowers' loan account with the Agent plus (b) the aggregate Letters of Credit Outstanding.

        "Revolving Loan Facility" shall have the meaning ascribed thereto in Section 2.1 hereof.

        "Revolving Loans" shall have the meaning ascribed thereto in Section 2.2 hereof.

        "Revolving Note(s)" shall mean, singularly or collectively, as the context may require, the Revolving Credit Note or Revolving Credit Notes of the Borrowers in substantially the form of Exhibit A, attached hereto and incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time, as well as any promissory notes accepted from time to time in substitution therefor or renewal thereof.

        "Right of First Refusal Date" shall have the meaning ascribed thereto in Section 10.18 hereof.

        "Security Agreement" shall have the meaning ascribed thereto in Section 5.1 hereof.

        "Solvent" shall mean, with respect to any Person, that (i) the fair value of its property is, on the date of determination, greater than the total amount of liabilities (including contingent liabilities) of the Person as of that date, (ii) as of that date, the Person is able to pay all of its liabilities as those liabilities mature, and (iii) the Person does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage. In computing the amount of contingent liabilities at any time, it is intended that they be computed at the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

        "Special Account" shall have the meaning ascribed thereto in Section 7.5 hereof.

        "Stated Advance Rate Change" shall have the meaning ascribed thereto in Section 2.9(b) hereof.

        "Subordination Agreement" shall have the meaning ascribed thereto in Section 5.3 hereof.

        "Subsidiary" shall mean any Person as to which a Borrower owns, directly or indirectly, at least fifty percent (50%) of the outstanding shares of capital stock or other interests having ordinary voting power for the election of directors, officers, or other controlling Persons, or an equivalent controlling interest.

        "Tax and Lien Reserve Amount" shall mean the Reserve Amount as reasonably determined by the Agent in effect with respect to (i) those tax Liens and other Liens existing as of the Closing Date which are identified on Schedule 9.7B attached hereto and made a part hereof and (ii) those tax Liens arising after the Closing Date of which a Borrower has (x) received notice or (y) otherwise has knowledge.

        "Subsidiary Creation Date" shall have the meaning ascribed thereto in Section 10.38 hereof.

        "Subsidiary Insurance Policies" shall have the meaning ascribed thereto in Section 10.38 hereof.

        "Termination Event" shall mean (i) a Reportable Event, (ii) the termination of a single employer Plan or the treatment of a single employer Plan amendment as the termination of such Plan under Section 4041 of ERISA, or the filing of a notice of intent to terminate a single employer Plan, (iii) the institution of proceedings to terminate a single employer Plan by the PBGC under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any single employer Plan.

        "Total Commitment Amount" shall mean the obligation of the Banks hereunder to make Revolving Loans and to issue Letters of Credit up to the maximum aggregate principal amount of the Total Facility.

        "Total Facility" shall have the meaning ascribed thereto in Section 2.1 hereof as modified by Section 2.14 hereof.

        "Triggering Default" shall mean any Event of Default as to which the Agent has given the Borrowing Agent written notice of such Event of Default; provided, however, an Event of Default pursuant to Section 12(g) shall be considered a Triggering Default without the requirement that written notice thereof be provided to the Borrowing Agent.

        "UCC" shall mean the Uniform Commercial Code or similar Law as in effect on the date of this Agreement and as amended from time to time, of the Official Body having jurisdiction with respect to all or any portion of the Loan Collateral.

        "Unused Revolving Loan Facility Amount" shall mean, for any period, the average daily amount for such period by which: (i) the Total Facility on each day during such period exceeds (ii) the sum of the aggregate outstanding principal amount of all Revolving Loans and the aggregate Letters of Credit Outstanding, on each day during such period.

        "Voluntary Termination Date" shall have the meaning ascribed thereto in Section 11.3 hereof.

        "Waiver" or "Waivers" shall have the meaning ascribed thereto in Section 5.2 hereof.

        "Waiver Requirement Period" shall have the meaning ascribed thereto in Section 5.2 hereof.

        "Welfare Plan" shall mean a "welfare plan", as such term is defined in Section 3(1) of ERISA.

        1.2    Construction and Interpretation.

        (a)    Agent's or any Bank's Discretion and Consent.    Whenever the Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent, such right shall be exercised in good faith.

        (b)    Construction.    Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural, the part the whole, and "or" has the inclusive meaning represented by the phrase "and/or". References in this Agreement to "judgments" of the Agent or the Banks include the good faith estimates by the Agent or the Banks (in the case of quantitative judgments) and good faith beliefs by the Agent or the Banks (in the case of qualitative judgments). The definition of any document or instrument includes all schedules, attachments, and exhibits thereto and all renewals, extensions, supplements, restatements and amendments thereof. "Hereunder", "herein", "hereto", "hereof", "this Agreement" and words of similar import refer to this entire document; "including" is used by way of illustration and not by way of limitation, unless the context clearly indicates to the contrary; and any action required to be taken by the Borrowers is to be taken promptly, unless the context clearly indicates to the contrary.

        (c)    Accounting Terms.    Any accounting term used in this Agreement and not specifically defined in this Agreement shall have the meaning ascribed thereto by GAAP.

        (d)    Obligations of and References to Borrowers.    Each and every obligation of the Borrowers contained in this Agreement or any Loan Document, whether or not expressly stated, shall be the joint and several obligations of the Borrowers. Any and all references to the Borrowers contained in any representation or covenant of the Borrowers hereunder shall be a representation or covenant with respect to each and every Borrower, both individually and collectively.

2.    LOANS AND OTHER FINANCIAL ACCOMMODATIONS.

        2.1    Total Facility.

        The Banks severally (and not jointly) shall make up to a Twenty Million and 00/100 Dollar ($20,000,000.00) total credit facility (the "Total Facility") available to the Borrowers, subject to Section 2.14 hereof and the other terms and conditions of this Agreement and comprised of the following loans advanced or made under the following facilities (collectively, the "Loans"): (i) Revolving Loans to be advanced to the Borrowers under the revolving loan facility described in Section 2.2 hereof (the "Revolving Loan Facility"), and (ii) as a portion of the Revolving Loan Facility, a letter of credit facility (the "Letter of Credit Facility"), all as more particularly described below; provided, however, that no Bank shall be required to make Revolving Loans (or participate in the issuance of Letters of Credit) in an aggregate principal amount outstanding at any one time exceeding such Bank's Commitment. The Revolving Loans shall be made pro rata in accordance with each Bank's Commitment Percentage.

        2.2    Revolving Loan Facility.

        Until the termination of this Agreement pursuant to Section 11 hereof and subject to the other terms and conditions of this Agreement, revolving loans under a revolving loan facility will be lent and relent to the Borrowers from time to time (such loans being referred to collectively as the "Revolving Loans" and each of such loans being referred to individually as a "Revolving Loan"), in an amount, as of any date, requested by the Borrowing Agent in accordance with Section 2.6 hereof not exceeding the Revolving Loan Availability then in effect.

        2.3    Letter of Credit Facility.

        Until the termination of this Agreement pursuant to Section 11 hereof, the Agent shall issue letters of credit for the account of the Borrowers from time to time ("Letters of Credit") under the Letter of Credit Facility; provided, however, that the Letter of Credit Availability shall always be greater than or equal to Zero and 00/100 ($0.00) Dollars. Each such Letter of Credit shall be for an amount and a term selected by the Borrowers pursuant to Section 2.6(b) hereof.

        2.4    No Deficiency.

        If, as of any date, a Deficiency occurs, the Borrowers shall within three (3) Business Days thereafter, without demand or notice, reduce the then outstanding balance of the Loans so that such Deficiency shall no longer exist. During such three (3) Business Day period, the Banks shall not be obligated to make any Revolving Loan or issue any Letter of Credit.

        2.5    Disbursement of Loans.

        All disbursements of proceeds of the Loans requested by the Borrowers pursuant to Section 2.6 shall be effectuated by the Agent crediting the Borrowers' Account No. 199486275 with the Agent, which shall be in the Borrowing Agent's name and shall be structured and utilized as a non-controlled disbursement account; provided, however, during the continuance of an Event of Default, the Agent may at any time elect not to credit proceeds of the Loans to the aforedescribed non-controlled disbursement accounts, but instead may establish a similar controlled disbursement account for the Borrowers with the Agent and disburse proceeds of the Loans by crediting such controlled disbursement account of the Borrowers with the Agent.

        2.6    Procedure for Advancing Revolving Loans and Issuing Letters of Credit; Interest Rate Selection Mechanics.

        (a)  Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, and provided that the Borrowers have satisfied all applicable conditions specified in this Agreement, and the Agent has received, reviewed and approved the most recent Borrowing Base

Certificate due pursuant to Section 8.3(b) of this Agreement, properly completed, setting forth the Borrowing Base calculations for the Borrowers, together with the appropriate back-up documentation and evidence, the Agent will, prior to the termination of this Agreement pursuant to Section 11 hereof, upon written request of an Authorized Representative, advance Revolving Loans to the Borrowers' account described in Section 2.5 hereof, and such Loans shall be Prime Rate Loans or Libor Rate Loans as selected by the Borrowers pursuant to this Section 2.6; provided, however, that if the controlled disbursement account for the Borrowers referred to in Section 2.5 is in place, the Borrowers shall be deemed to have requested a Revolving Loan which shall be a Prime Rate Loan each time a check drawn on such account by the Borrowers is presented to the Agent for payment thereof. In addition, subject to the terms and conditions set forth below, the Borrowers shall have the opportunity to (i) convert Prime Rate Loans into Libor Rate Loans, (ii) convert Libor Rate Loans into Prime Rate Loans or (iii) renew Libor Rate Loans as Libor Rate Loans for additional Interest Periods.

          (i)    Each Revolving Loan that is made as, renewed as or converted (from a Prime Rate Loan) into a Libor Rate Loan shall be made, renewed or converted on such Business Day, in such amount (greater than or equal to Five Hundred Thousand and 00/100 Dollars ($500,000.00); provided, however, that any amount in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) may only be in increments of One Hundred Thousand and 00/100 Dollars ($100,000.00)), and with such an Interest Period as an Authorized Representative shall request by written notice or telephonic or telefacsimile notice received by the Agent no later than 11:00 a.m. (Cincinnati, Ohio time) on the third (3rd) Business Day prior to the requested date of disbursement of, renewal of or conversion into the requested Libor Rate Loan. Subject to the terms and conditions of this Agreement, on each borrowing date, the Agent shall make the proceeds of the Libor Rate Loan available to the Borrowers at the Agent's Office in immediately available funds, no later than 2:00 p.m. (Cincinnati, Ohio time). In addition, in the event that the Borrowers desire to renew a Libor Rate Loan for an additional Interest Period, an Authorized Representative shall provide the Agent with written notice or telephonic or telefacsimile notice thereof on or prior to the third (3rd) Business Day prior to the expiration of the applicable Interest Period. In the event that an Authorized Representative fails to provide the Agent with the required written notice on or prior to the third (3rd) Business Day prior to the expiration of the applicable Interest Period for a Libor Rate Loan, the Borrowers shall be deemed to have given written notice that such Loan shall be converted to a Prime Rate Loan on the last day of the applicable Interest Period. Notwithstanding anything contained herein to the contrary, there shall not, at any time, be more than six (6) Revolving Loans that are Libor Rate Loans outstanding at any time. Each notice of any Libor Rate Loan shall be irrevocable and binding on the Borrowers and the Borrowers shall indemnify the Agent and the Banks against any loss or expense incurred by the Agent and the Banks as a result of any failure by the Borrowers to consummate such transaction calculated as set forth in Section 3.2(c) hereof. Any telephonic notice shall be promptly followed by telefacsimile transmission of the notice or other written notice.

          (ii)  Each Revolving Loan that is made as or converted (from a Libor Rate Loan) into a Prime Rate Loan shall be made or converted on such Business Day and in such amount as an Authorized Representative shall request by written notice or telephonic or telefacsimile notice received by the Agent no later than 11:00 a.m. (Cincinnati, Ohio time) on the date of requested disbursement of or conversion into the requested Prime Rate Loan. Subject to the terms and conditions of this Agreement, on each borrowing date, the Agent shall make the proceeds of the Prime Rate Loan available to the Borrowers at the Agent's Office in immediately available funds not later than 2:00 p.m. (Cincinnati, Ohio time). Unless an Authorized Representative shall provide the Agent with the required notice to convert a Prime Rate Loan into a Libor Rate Loan on or prior to the third (3rd) Business Day prior to the requested date of conversion, such Prime Rate Loan shall automatically continue as a Prime Rate Loan. Any telephonic notice shall be promptly followed by telefacsimile transmission of the notice or other written notice.

          (iii)  Each Bank hereby authorizes the Agent to make all Loans that are requested by the Borrowers on the proposed date of disbursement as described above. Upon receipt of a request to make, renew or convert a Revolving Loan hereunder, the Agent shall promptly advise each of the Banks of the proposed date of disbursement, renewal or conversion, the amount and type of each such Revolving Loan, the applicable Interest Period and the Bank's Commitment amount thereof. Each Bank shall remit its Commitment Percentage of the principal amount of each Revolving Loan to the Agent at the Office of the Agent in immediately available funds no later than 2:00 p.m. (Cincinnati, Ohio time) on the applicable date of disbursement. If the amount of such Bank's Commitment Percentage is not made available to the Agent by such Bank on the applicable borrowing date, the Agent shall not be required to fund such Bank's Commitment Percentage of the Revolving Loans on the applicable borrowing date; provided, however, the Agent may elect in its sole discretion to fund such Bank's Commitment Percentage on the applicable borrowing date, and such Bank shall be subject to the repayment obligations set forth below.

          (iv)  The Agent may assume that each Bank has made or will make the proceeds of a Loan available to the Agent unless the Agent shall have been notified by such Bank on or before the later of (a) the close of business on the Business Day preceding the applicable borrowing date with respect to the Loan, or (b) one (1) hour before the time on which the Agent actually funds the proceeds of such Loan to the Borrowers (whether using its own funds pursuant to this subsection or using proceeds deposited with the Agent by the Banks and whether such funding occurs before or after the time on which the Banks are required to deposit the proceeds of such Loan with the Agent). The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount, forthwith upon such demand from the Borrowers) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrowers and ending on the date the Agent recovers such amount, at a rate per annum equal to (y) the Federal Funds Rate during the first three (3) days after such interest shall begin to accrue and (z) the Applicable Rate in respect of such Loan after the end of such three (3) day period.

        (b)  Each request for a Letter of Credit shall be delivered to the Agent by an Authorized Representative no later than 11:00 a.m. (Cincinnati, Ohio time) on or prior to the third (3rd) Business Day, or such shorter period as may be agreed to by the Agent, prior to the proposed date of issuance. Each such request shall be in a form acceptable to the Agent and shall specify the Letter of Credit Face Amount thereof, the account party, the beneficiary, the intended date of issuance, the expiry date thereof, and the nature of the transaction to be supported thereby. All such Letters of Credit shall be issued by the Agent in accordance with its then current practice relating to the issuance of Letters of Credit including, but not limited to, the execution and delivery to the Agent of the customary applications and agreements required by the Agent and the payment by the Borrowers of all applicable fees required by Section 3.6 hereof. Letters of Credit shall only be issued by the Agent for the account of the Borrowers for such terms that expire not less than five (5) days prior to the date of termination set forth in Section 11 hereof. Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Bank's Pro Rata Share of the Letter of Credit Face Amount of such Letter of Credit. The Agent shall promptly provide to each Bank notice of each such request for a Letter of Credit by the Borrowers.

        2.7    Drawing Under Letters of Credit to Constitute Revolving Loans.

        Upon each drawing under a Letter of Credit, the Borrowers shall immediately reimburse the Agent for such drawing under a Letter of Credit. If (i) the Borrowers shall not have promptly reimbursed the Agent for such drawing under such Letter of Credit, (ii) the Agent must for any reason return or disgorge such reimbursement, or (iii) the Borrowers are required to make a payment under Section 13.3 hereof and fail to make such payment, then the amount of each unreimbursed drawing under such Letter of Credit and payment required to be made under Section 13.3 shall automatically be converted into a Revolving Loan that is a Prime Rate Loan made on the date of such drawing for all purposes of this Agreement. The Borrowers' obligation to reimburse the Agent with respect to each drawing under a Letter of Credit shall be absolute and unconditional.

        2.8    No Limitation on Liens.

        The limits on outstanding advances against the Borrowing Base set forth in Section 2.2 hereof are not intended and shall not be deemed to limit in any way the Banks' security interest in or Lien on the General Intangibles, Receivables, Inventory, Equipment, or any other Loan Collateral for the Obligations.

        2.9    Advance Rates and Sublimits.

        (a)    Changes.    The Borrowers acknowledge that the Banks, from time to time, may do any one or more of the following in their sole but reasonable discretion; (i) decrease the dollar limits on outstanding advances against the Borrowing Base or applicable to any one or more Inventory or Receivable advance sublimits or (ii) decrease the Inventory Advance Rate if one or more of the following events occur or conditions exist: (x) an Event of Default has occurred and is continuing; (y) with regard to the Eligible Receivables Percentage, (1) the dilution percentage with respect to the Borrowers' Eligible Receivables (i.e., reductions in the amount of accounts receivable because of returns, discounts, price adjustments, credit memoranda, credits, contras and other similar offsets) increases by an amount which the Agent and the Banks have determined is material above that which existed as of the Closing Date, (2) the percentage of accounts receivable which are ninety (90) days or more past the date of the original invoices applicable thereto increases, in comparison to the percentage of accounts receivable which are within ninety (90) days from the date of the original invoices applicable thereto, by an amount which the Agent and the Banks determine is material, or (3) any material change occurs, determined by the Agent and the Banks in their sole but reasonable discretion, from the Closing Date in respect of the credit rating or credit quality of Borrowers' account debtors; or (z) with respect to the Inventory Advance Rate, there occurs a material change, as determined by the Banks in their sole discretion exercised in good faith, in the type, quantity, or quality of Borrowers' Eligible Inventory as the same is constituted on the Closing Date.

        (b)    Notice.    If, at any time, the Banks decrease any of the dollar limits on outstanding advances against the Borrowing Base or applicable to any one or more inventory advance sublimits or decrease the Eligible Receivables Percentage or the Inventory Advance Rate from that which, in any case, is expressly stated in the definitions thereof (i.e., exclusive of those changes which result from the effect of applying applicable eligibility criteria and reserves) ("Stated Advance Rate Change"), (x) the Agent will give the Borrowing Agent five (5) Business Days advance written notice of such Stated Advance Rate Change, unless an Event of Default then exists, in which case the Agent will give the Borrowers contemporaneous oral or written notice of such Stated Advance Rate Change and (z) so long as no Event of Default or Potential Default has occurred and is continuing, the Borrowers may prepay the Loans in full without payment of the termination fee under Section 11.3 hereof provided that such prepayment in full is tendered to the Agent within one hundred fifty (150) days following the date Agent gives notice of the Stated Advance Rate Change pursuant to this Section 2.9(b).

        2.10    Booking of Libor Rate Loans.

        Each Bank may make, carry or transfer Libor Rate Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Bank.

        2.11    Assumptions Concerning Funding of Libor Rate Loans.

        Calculation of all amounts payable to each Bank under Section 3.2(c) shall be made as though each Bank had actually funded its relevant Libor Rate Loan through the purchase of a Libor deposit bearing interest at the Libor Rate in an amount equal to the amount of that Libor Rate Loan and having maturity comparable to the relevant Interest Period and through the transfer of such Libor deposit from an offshore office to a domestic office in the United States of America; provided, however, that each Bank may fund each of its Libor Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 3.2(c).

        2.12    General Conditions.

        In addition to any other provisions contained in this Agreement, the making of any advances of credit or the issuance of any Letters of Credit under this Agreement after the acceptance of this Agreement by the Banks will be subject to the continued existence or fulfillment to the satisfaction of the Banks of each of the following conditions throughout the term of this Agreement: (i) no Event of Default has occurred and is continuing; (ii) no Law prohibits, and no order, judgment or decree of any arbitrator or Official Body enjoins or restrains the Agent, from making the requested Loan; (iii) the Borrowers' representations and warranties contained in this Agreement are complete and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of each day thereafter on which they are made (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

        2.13    Closing Date Availability.

        On the Closing Date, (i) the Revolving Loan Availability after giving effect to the Revolving Loan to be made on the Closing Date shall be greater than or equal to Six Million Five Hundred Thousand and 00/100 Dollars ($6,500,000.00) or (ii) the Borrowers shall have a cash balance in the account with the Agent identified in Section 2.5 hereof of not less than Six Million Five Hundred Thousand and 00/100 Dollars ($6,500,000.00).

        2.14    Reduction in Total Facility.

        In the event that the Eligible Cash Receipts Percentage is less than the Required Eligible Cash Receipts Percentage Amount for three (3) consecutive reporting periods set forth in Sections 8.3(b)(i)(x) and 8.3(b)(i)(y), the Total Facility will automatically reduce as follows:

Eligible Cash Receipts Percentage	Total Facility
≥ $16,000,000.00 but < $20,000,000.00	$15,000,000.00
< $16,000,000.00	$10,000,000.00

The Borrowers shall reduce the then outstanding balance of the Loans so that any Deficiency resulting from such reduction no longer exists in accordance with Section 2.4 hereof.

3.    INTEREST CHARGES; MINIMUM LOAN CHARGE; FEES.

        3.1    Interest on Loans.

        Subject to the terms and conditions of this Agreement, the aggregate outstanding principal balance of the Loans shall be, at the option of the Borrowers, as selected pursuant to Section 2.6 hereof, (x) Prime Rate Loans which shall bear interest for each day at the rates set forth below or (y) Libor Rate Loans which shall bear interest during each applicable Interest Period at the rates set forth below:

        (a)  Subject to the terms and conditions of this Agreement, on the Closing Date and through the day immediately preceding the first Incentive Pricing Effective Date, (i) Revolving Loans that are Prime Rate Loans shall bear interest for each day at a rate per annum equal to the Prime Rate plus the Applicable Prime Margin corresponding to Tier II as set forth below and, (ii) Revolving Loans that are Libor Rate Loans shall bear interest for each day during each applicable Interest Period at a rate per annum equal to the Libor Rate plus the Applicable Libor Margin corresponding to Tier II as set forth below.

        (b)  Subject to the terms and conditions of this Agreement, during each fiscal year in accordance with Section 8.6 hereof, the Borrowing Agent shall submit to the Agent and the Banks annual financial statements of Blue Dot and its Subsidiaries (the fiscal year in which such financial statements are required to be received by the Agent and the Banks is the "Reporting Year") as of the last day of the fiscal year immediately preceding such Reporting Year (with respect to any Reporting Year, the fiscal year immediately preceding such Reporting Year is the "Measurement Year"). Upon the Agent's and the Banks' receipt of such year-end financial statements in accordance with Section 8.6, the Borrowers' EBITDA shall be calculated as of the last day of the Measurement Year ending December 31, 2002 and as of the last day of each Measurement Year thereafter. From the first day of the first full calendar month following the Agent's and the Banks' receipt of such year-end financial statements (the "Incentive Pricing Effective Date") until the next Incentive Pricing Effective Date, (i) Prime Rate Loans shall bear interest for each day at a rate per annum equal to the Prime Rate plus the applicable margin determined by reference to the Borrowers' EBITDA as set forth below (the "Applicable Prime Margin") and (ii) Libor Rate Loans shall bear interest during each Applicable Interest Period at a rate per annum equal to the Libor Rate plus the applicable margin determined by reference to the Borrowers' EBITDA as set forth below (the "Applicable Libor Margin"):

Tier	EBITDA	Applicable Libor Margin	Applicable Prime Margin	Applicable L/C Fee Percentage
I	< 8,000,000	3.50%	1.00%	3.50%
II	≥ 8,000,000 < 15,000,000	3.25%	0.75%	3.25%
III	≥ 15,000,000 < 20,000,000	3.00%	0.50%	3.00%
IV	≥ 20,000,000	2.75%	0.25%	2.75%

        (c)  Subject to the terms and conditions of this Agreement, in the event that the Borrowers fail to timely deliver the financial statements required by Section 8.6 hereof, the Applicable Margin shall be the amount corresponding to Tier I from the last date permitted for the delivery of such financial statements by Section 8.6 hereof until the date upon which the Borrowers deliver such financial statements.

        (d)  After the occurrence and during the continuation of an Event of Default, (i) the per annum rate of interest applicable at all times to the Loans shall be the Applicable Rate plus an additional three percent (3.00%) per annum, (ii) each Libor Rate Loan shall automatically convert into a Prime Rate Loan at the end of the applicable Interest Period, and (iii) no Loans may be made as, renewed as or converted into a Libor Rate Loan.

        3.2    Increased Costs; Capital Adequacy; Illegality; Impracticability.

        (a)    Increased Costs; Capital Adequacy.    If, (i) there occurs any change in Law (or any interpretations thereof) of an Official Body or any new Laws are promulgated, enacted, issued or made or any request, requirement or directive (whether having the force of law) from any central bank or other Official Body is imposed or made effective and (including a requirement which effects the manner in which any Bank allocates capital resources to any of its credit facilities, including the credit facility hereunder), (ii) as a result of such change, enactment or issuance, any Bank, in its reasonable discretion determines that (a) the rate of return on such Bank's capital as a result of its credit facilities hereunder is reduced to a level below that which such Bank could have received but for such circumstances (taking into consideration such Bank's policies with respect to capital adequacy and capital maintenance) by an amount deemed by such Bank to be material or (b) such Bank is subjected to any tax of any kind whatsoever with respect to this Agreement or any Loan or other credit advanced under this Agreement on the basis of taxation of payments to such Bank of principal, fees, interest or other amounts payable under this Agreement is changed (except a tax on the overall net income of a Bank), in each case for which an adjustment is not otherwise provided for hereunder or otherwise made through changes in the Prime Rate then, and in each such case, the Agent may charge the Borrowers an additional fee which will compensate such Bank for such reduction in the rate of return caused by such requirements or for such tax ("Additional Fee") so long as Additional Fees (with respect to capital adequacy, capital maintenance, and such taxes) are being charged by the Agent to its other similarly situated borrowers.

        (b)    Illegality; Impracticability.    Notwithstanding any other provision contained in this Agreement, if:

          (i)    it is unlawful, or any central bank or other Official Body shall determine that it is unlawful, for the Agent or any Bank to perform its obligations hereunder to make, renew, or convert Libor Rate Loans hereunder; or

          (ii)  on any date on which a Libor Rate would otherwise be set, any Bank shall have in good faith determined (which determination shall be conclusive absent manifest error) that (a) adequate and reasonable means do not exist for ascertaining a Libor Rate, (b) a contingency has occurred which materially and adversely affects the interbank eurodollar market, or (c) the effective cost to such Bank of funding a proposed Libor Rate Loan exceeds the Libor Rate then (y) upon notice thereof to the Borrowing Agent in reasonable detail by the Agent or any Bank to the Borrowing Agent, the obligation of the Banks to make or renew a Libor Rate Loan or to convert any type of Loan into a Libor Rate Loan shall be suspended while such condition continues to be in effect and the Banks shall thereafter be obligated to make Prime Rate Loans whenever any written notice requests a Libor Rate Loan and (z) upon demand therefor by the Agent to the Borrowing Agent, the Borrowers shall to the extent necessary either (i) forthwith prepay in full all Libor Rate Loans then outstanding, together with accrued interest thereon or (ii) request that the Banks, upon five (5) Business Days' notice, convert all Libor Rate Loans then outstanding into Prime Rate Loans. If any such prepayment or conversion of any Libor Rate Loans occur on a day other than the last day of the applicable Interest Period for such Loan, the Borrowers shall also pay to the Agent for the ratable benefit of the Banks such additional amounts as set forth in Section 3.2(c). The Agent shall promptly notify the Borrowing Agent when any such condition set forth in clauses (a), (b) or (c) ceases to exist; or

        (c)    Breakage Losses.    If the Borrowers shall prepay any Libor Rate Loan on a day other than the last day of the applicable Interest Period for such Loan (whether such prepayment is permitted by (i) this Section 3.2, (ii) as a result of the failure by the Borrowers to consummate a transaction after providing notice as set forth in Section 2.6, (iii) otherwise permitted by the Banks or (iv) otherwise permitted or required under the terms of this Agreement), the Borrowers shall within five (5) Business Days after demand to the Borrowing Agent pay to the Agent for the ratable benefit of the Banks such additional amounts as are sufficient to indemnify the Banks against any loss, cost or expense incurred by the Banks as a result of such prepayment including, without limitation, any loss (including loss of anticipated profits), costs or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Banks to fund such Loan, and a certificate as to the amount of any such loss, cost or expense submitted by the Agent or any Bank to the Borrowing Agent in good faith shall be presumptively correct absent demonstrate error.

        3.3    Closing Fee.

        The Borrowers shall pay to the Agent for the ratable benefit of the Banks a closing fee of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) on or prior to September     , 2002, which shall have been fully earned and shall not be subject to reduction or refund for any reason whatsoever.

        3.4    Loan Administration Fee.

        The Borrowers shall pay to the Agent for its own account, in advance, a loan administration fee of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) per month, for the period from the Closing Date until the date this Agreement is terminated pursuant to Section 11 hereof, payable quarterly commencing on September     , 2002 and continuing on the first Business Day of each fiscal quarter of the Borrowers thereafter.

        3.5    Unused Facility Fee.

        The Borrowers shall pay to the Agent for the ratable benefit of the Banks, for the period from and including September    , 2002 and continuing until the termination of this Agreement pursuant to Section 11 hereof, an unused facility fee computed at the rate of one-half of one percent (0.50%) per annum on the Unused Revolving Loan Facility Amount, payable for each quarter (or, in the case of the first such payment, a portion of the calendar quarter since September    , 2002) by the Borrowers quarterly in arrears on the first (1st) Business Day of the following calendar quarter, commencing with the first such date following the Closing Date and on the date this Agreement shall have been terminated pursuant to Section 11 hereof.

        3.6    Letter of Credit Fees.

        The Borrowers shall pay to the Agent for its own account (a) the Agent's standard issuance fee and any out-of-pocket expenses and costs incurred by the Agent for the issuance of any Letter of Credit issued hereunder, such fees to be paid on the day of issuance of such Letter of Credit and (b) the Agent's standard amendment fees for any Letter of Credit issued hereunder, such fees to be paid on the date of the amendment of such Letter of Credit, and (c) any out-of-pocket expenses and costs incurred by the Agent for the issuance of any Letter of Credit issued hereunder, such costs and expenses to be paid promptly following demand to the Borrowing Agent. The Borrowers shall also pay to the Agent for the ratable benefit of the Banks a fee (the "Letter of Credit Commission"), calculated daily and equal to the amount of the Letters of Credit Outstanding on each day multiplied by the applicable percentage for such day determined by reference to the Borrowers' EBITDA as set forth in Section 3.1 hereof (the "Applicable L/C Fee Percentage"). Such Letter of Credit Commission shall be paid monthly in arrears beginning on October 1, 2002 and continuing on the first (1st) day of each month thereafter and on the date that this Agreement is terminated pursuant to Section 11. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the Letter of Credit Commission shall be increased by three percent (3.00%) per annum.

        3.7    Interest Rate Protection.

        The Borrowers may, at the Borrowers' cost, obtain and maintain interest rate protection to protect against future increases in the Prime Rate or the Libor Rate.

        3.8    Calculation of Certain Charges.

        Accrued interest charges shall be computed on the basis of a year of three hundred sixty (360) days and applied to actual days elapsed. Accrued interest charges for Loans that are Prime Rate Loans shall be payable monthly to the Agent for the ratable benefit of the Banks beginning on October 1, 2002 and on the first Business Day of each month thereafter. Accrued interest charges for Loans that are Libor Rate Loans shall be payable on the earlier of (i) the last day of the applicable Interest Period for such Loan or (ii) for such Loans with an applicable Interest Period exceeding three (3) Months, on each and every three (3) Month anniversary of each such Loan. All such interest charges and other fees hereunder shall be paid in arrears, except that the fees set forth in Section 3.3 shall be paid in accordance with such section.

        3.9    Charging Loan Account.

        The Borrowers promise to pay and to perform, observe and comply with all of the Obligations. All payments to be made by the Borrowers on account of the Obligations will be made by the Borrowers without setoff, deduction, offset, recoupment or counterclaim of any nature whatsoever, in immediately available funds. The Borrowers hereby authorize the Agent, at the Majority Banks' option, to charge any account or charge or increase the Revolving Loan balance for the payment or repayment of any interest or principal of the Loans or any fees, charges or other amounts due to the Banks hereunder.

        3.10    Maximum Rate.

        If at any time the Applicable Rate together with all fees and charges as provided for herein or in any other Loan Document (collectively, the "Charges"), which are treated as interest under applicable Law exceed the maximum lawful rate (the "Maximum Rate") allowed under applicable Law, the rate of interest payable hereunder, together with all Charges, shall be limited to the Maximum Rate; provided, however, that any subsequent reduction in the Prime Rate shall not reduce the Applicable Rate below the Maximum Rate until the total amount of interest earned hereunder, together with all Charges, equals the total amount of interest which would have accrued at the Applicable Rate if the Applicable Rate had at all times been in effect. If any payment hereunder, for any reason, results in the Borrowers having paid interest in excess of that permitted by applicable Law, then all excess amounts theretofore collected by the Agent shall be credited on the principal balance owing hereunder (or, if all sums owing hereunder have been paid in full, refunded to the Borrowers), and the amounts thereafter collectible hereunder shall immediately be deemed reduced, without the necessity of the execution of any new document, so as to comply with applicable Law and permit the recovery of the fullest amount otherwise called for hereunder.

4.    MONTHLY ACCOUNTINGS.

        The Agent will provide the Borrowing Agent monthly with a statement of advances, charges and payments made pursuant to this Agreement and such account rendered by the Agent shall be presumptive evidence of the amount of the Obligations owing and unpaid by the Borrowers and shall be deemed binding on the Borrowers unless such statement contains demonstrable errors.

5.    SECURITY.

        The Obligations shall be secured by the documents and collateral described in this Section 5 and the documents described in the Exhibits and Schedules to this Agreement, each of which is incorporated herein by reference. The following documents shall be in form and substance reasonably satisfactory to the Agent, the Banks and their counsel on the Closing Date, and the Loan Collateral and other assets and property covered thereby shall secure the Obligations in such order as may be determined by the Banks in their sole but reasonable discretion.

        5.1    Security Agreement.

        The Obligations shall be secured by (i) a security interest in all of the Collateral of the Borrowers pursuant to a Security Agreement, by and between the Borrowers and the Agent, in substantially the form of Exhibit B attached hereto and incorporated herein by reference (as may be amended, modified or supplemented from time to time, the "Security Agreement"), and (ii) accompanying financing statements in form and substance suitable for filing under the applicable state version of the UCC.

        5.2    Waivers.

        In the event that (i) the Eligible Cash Receipts Percentage is greater than or equal to the Required Eligible Cash Receipts Percentage Amount but less than one hundred twenty percent (120%) of the Total Facility and the Borrowers desire to eliminate or reduce the Collateral Reserve Amount or (ii) the Eligible Cash Receipts Percentage is less than the Required Eligible Cash Receipts Percentage Amount or Twelve Million and 00/100 Dollars ($12,000,000.00) (the "Waiver Requirement Period"), the Borrowing Agent shall use its reasonable best efforts to deliver to the Agent (x) with respect to all real property leased by a Borrower, a fully executed Landlord's Waiver substantially in the form of Exhibit C attached hereto and incorporated herein by reference or (y) with respect to all inventory of the Borrowers located with a third party, a Warehouseman's Waiver or similar appropriate waiver substantially in the form of Exhibit D attached hereto and incorporated herein by reference, as the case may be (as each may be amended, modified or supplemented from time to time, individually or collectively as the context may require, the "Waiver" or the "Waivers"); provided, however, that failure to deliver any Waiver shall not constitute an Event of Default or Potential Default (so long as the Borrowing Agent used its reasonable best efforts to deliver such Waiver) and in the event that the Borrowing Agent delivers to the Agent certain, but not all Waivers, the Collateral Reserve Amount shall remain in effect but shall automatically reduce by the product of three (3) times the monthly rent with respect to such lease or warehouse arrangement for each such Waiver received by the Agent.

        5.3    Subordination Agreement.

        The Borrowers shall cause NorthWestern to execute and deliver concurrently herewith a Subordination Agreement in substantially the form of Exhibit E attached and incorporated herein by reference (as may be amended, modified or supplemented from time to time, the "Subordination Agreement").

6.    DELIVERIES PRIOR TO DISBURSEMENT; FURTHER ASSURANCES.

        Prior to the initial disbursement of proceeds of the Loans, the Borrowers shall have delivered to the Agent all of the documents, instruments and other information and shall have satisfied in all material respects all other conditions described in Exhibit F attached hereto and incorporated herein by reference. The Borrowers agree to execute and deliver or cause to be executed and delivered any and all further documents and instruments and to take any and all further actions as may be reasonably determined by the Agent or any Bank to be necessary or appropriate to consummate the transactions contemplated herein or in the other Loan Documents.

7.    RECEIVABLES; INVENTORY; COLLECTION OF RECEIVABLES; DISPUTED RECEIVABLES; PROCEEDS OF INVENTORY.

        7.1    Representations and Warranties Regarding Receivables.

        To the extent that the Borrowers are required to submit an Actual Borrowing Base Certificate pursuant to Section 8.3(b)(iii) hereof, the Borrowers agree, represent and warrant that: (a) each Eligible Receivable and each invoice representing any such Eligible Receivable (other than proceeds of letters of credit, insurance proceeds, contract rights, chattel paper, instruments and documents not arising directly out of a sale or lease of goods or services) will cover a bona fide sale or lease and delivery of merchandise usually dealt in by the Borrowers, or the rendition by the Borrowers of services to customers in the ordinary course of business, and will be for a liquidated amount maturing as stated in the schedule thereof, and the Banks' security interest therein, will not be subject to any offset, deduction, counterclaim, lien or other condition except as set forth on the Borrowing Base Certificate or as otherwise permitted under this Agreement; (b) none of the Borrowers' invoices relating to Eligible Receivables shall be backdated, postdated or redated and no Borrower shall make sales on extended dating or credit terms for Eligible Receivables beyond that customary in such Borrower's industry; and (c) the Borrowing Agent shall notify the Agent promptly upon, but in no event later than three (3) Business Days after, any Borrower's learning thereof, in the event any Eligible Receivable becomes ineligible for any reason other than the aging of such receivable and of the reasons for such ineligibility. Notwithstanding anything to the contrary set forth in this Agreement, if any representation, warranty or agreement set forth in this Section 7.1 is breached with respect to one (1) or more Eligible Receivables in the aggregate amount due thereunder at any time for all such Eligible Receivables of less than One Hundred Thousand and 00/100 Dollars ($100,000.00), such breach or breaches shall not constitute an Event of Default under Section 12 hereof, unless a Deficiency shall thereupon occur or exist.

        7.2    Disputes and Claims Regarding Receivables.

        The Borrowing Agent shall notify the Agent promptly of all material returns and recoveries and, on the request of the Agent after the occurrence and during the continuance of an Event of Default, deliver the merchandise returned or recovered to the Agent at a location or locations selected by the Banks in their reasonable discretion. The Borrowing Agent shall also notify the Agent promptly of all disputes and claims with or against a Borrower in excess of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) with respect to any individual account debtor and settle or adjust them at no expense to the Banks but (a) no discount, credit or allowance outside the ordinary course of business, (b) no adverse extension, compromise or settlement, and (c) no returns of merchandise outside the ordinary course of business shall be granted, given, made or accepted by the Borrowers without the Banks' prior written consent in each case if a Deficiency would result therefrom.

        7.3    Locked Box.

        Upon the Agent's reasonable request following the occurrence of an Event of Default, the Borrowers shall rent a post office box at the U.S. Post Office (the "Locked Box"). The Borrowers shall notify all of their customers and account debtors to forward all remittances of every kind on Receivables due to the Borrowers ("Remittances") to the Locked Box (such notices to be in such form and substance as the Agent may reasonably require from time to time), and promptly upon receipt thereof, the Borrowers shall deposit all other proceeds of Receivables into the Locked Box (or into the Special Account as defined below). The Agent shall have sole access to the Locked Box at all times and the Borrowers shall take all action necessary to grant the Agent such sole access. At no time shall the Borrowers remove any item from the Locked Box without the Agent's prior written consent, and no Borrower shall notify any customer or account debtor to pay any Remittance to any other place or address without the prior written consent of the Agent or the Majority Banks. If the Borrowers should neglect or refuse to notify any customer or account debtor to pay any Remittance to any Locked Box, the Agent shall be entitled to make such notification. The Borrowers hereby grant to the Agent an irrevocable power of attorney, coupled with an interest, to take in the Borrowers' names, if a Locked

Box is required pursuant to this Section 7.3, all action necessary (i) to grant the Agent sole access to the Locked Box, (ii) to contact account debtors to pay any Remittance to the Locked Box or for any other reason, and (iii) to endorse each Remittance delivered to the Locked Box for deposit to the Special Account.

        7.4    Agreements Regarding Inventory.

        If (a) an Event of Default has occurred and is continuing or (b) the Eligible Cash Receipts Percentage is less than (i) the Required Eligible Cash Receipts Percentage Amount or (ii) Twelve Million and 00/100 Dollars ($12,000,000.00), the Borrowers shall notify the Agent promptly of all returns and recoveries of Inventory outside the ordinary course of business in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) with respect to any individual customer. If (a) an Event of Default has occurred and is continuing or (b) the Eligible Cash Receipts Percentage is less than (i) the Required Eligible Cash Receipts Percentage Amount or (ii) Twelve Million and 00/100 Dollars ($12,000,000.00), the Borrowers will not, without the Agent's or the Majority Banks' prior written consent (i) accept any returns of Inventory outside the ordinary course of business in excess of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) with respect to any individual customer, (ii) enter into any agreement, practice, arrangement or transaction under which title to or ownership of, any Inventory which is being sold by the Borrowers is, or purports to be, transferred to, or held by, a Person other than the Borrowers before such Inventory is delivered to such Person by the Borrowers or (iii) make a sale of Inventory to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or any other repurchase or return basis, excluding (x) sales that may be subject to rights of rescission granted by federal or state Law, (y) warranties or satisfaction guaranties and (z) other arrangements if the aggregate cost of all Inventory subject to such arrangements would exceed One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) at any time. The Borrowers will not, without the Agent's or the Majority Banks' prior written consent, store any Inventory with, or place any Inventory in the possession or control of any bailee, processor, warehouseman, consignee, or any other Person under any arrangement, practice or agreement (oral or written) unless (x) the Eligible Cash Receipts Percentage equals or exceeds Twenty-Three Million and 00/100 Dollars ($23,000,000.00), (y) the Collateral Reserve Amount is in effect or (z) the Borrowers shall have delivered Waivers in form and substance satisfactory to the Agent or the Majority Banks in its or their sole but reasonable discretion with respect to all such Inventory.

        7.5    Special Account.

        Upon collection of Remittances and other proceeds of Receivables, other Loan Collateral and any other security for the Obligations from the Locked Box, if required pursuant to Section 7.3, the Agent shall, on the same day of such collection if such Remittances and other proceeds are deposited into the Locked Box at or prior to 12:00 noon (Cincinnati, Ohio time), or on the immediately following day if such Remittances and other proceeds are deposited into the Locked Box after 12:00 noon (Cincinnati, Ohio time), deposit the same in an account with the Agent with respect to the Borrowers (the "Special Account"). Any Remittance or other proceeds of Receivables, other Loan Collateral or any other security for the Obligations received by the Borrowers shall be deemed held by the Borrowers in trust and as fiduciary for the Banks and, if a Locked Box is required pursuant to Section 7.3, the Borrowers promptly shall deposit the same, in its original form, into the Locked Box or the Special Account. Pending such deposit, the Borrowers agree that they will not commingle any such Remittance or other proceeds of Receivables, other Collateral or any other security for the Obligations with any of the Borrowers' other funds or property, but will hold it separate and apart therefrom in trust and as fiduciary for the Banks until deposit is made into the Locked Box or the Special Account. The Borrowers shall not have control over any deposits to the Locked Box and the Special Account. The Agent shall have sole access to the Special Account, and the Borrowers shall have no access thereto. The Banks shall have, and the Borrowers hereby grant to the Agent for the benefit of the Banks, a security interest in all funds held in the Locked Box and the Special Account as security for the

Obligations. The Special Account shall not be subject to any deduction, set-off, banker's lien or any other right in favor of any Person other than the Banks. Deposits to the Special Account may be applied against the principal and/or interest of the Revolving Loans and/or other Obligations in such order and method of application as may be elected by the Agent in its reasonable discretion. Any funds in the Special Account which the Agent elects not to apply to the Obligations as provided in the preceding sentence may, at the Banks' option, be paid over by the Agent to the Borrowers. The Borrowers hereby agree to indemnify and hold the Banks harmless from and against any loss or damage with respect to any Remittance deposited in the Special Account which is dishonored or returned for any reason other than as a result of the gross negligence or willful misconduct of the Agent or the Banks. If any Remittance deposited in the Special Account is dishonored or returned unpaid for any reason, the Agent, in its discretion, may charge the amount of such dishonored or returned Remittance directly against the Borrowers and/or any account maintained by the Borrowers with the Agent and such amount shall be deemed part of the Obligations hereunder. The Banks shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of the Agent or any Bank under this Agreement, other than loss or damage finally determined by a court of competent jurisdiction to be the consequences of the Agent or any Bank's gross negligence or willful misconduct. The Borrowers hereby agree that they will not assert any claims or set-off rights against the Agent or any Bank as a result of the Borrowers' maintaining the Special Account with the Agent.

        7.6    Crediting of Remittances.

        For the purpose of calculating interest, all Remittances and other proceeds of Receivables, other Loan Collateral and other security for the Obligations received by the Agent on or prior to 12:00 noon (Cincinnati, Ohio time) on any Business Day shall be credited to the Borrowers (conditional upon final collection) (i) two (2) Business Days after the Agent receives notice of deposit of the same into the Special Account for Remittances and proceeds by check, (ii) one (1) Business Day after the Agent receives notice of deposit of the same into the Special Account for Remittances and proceeds through the ACH system, and (iii) the same Business Day after the Agent receives notice of deposit of the same into the Special Account for Remittances and proceeds in immediately available funds. For the purpose of calculating interest, all Remittances and other proceeds of Receivables, other Loan Collateral and other security for the Obligations received by the Agent after 12:00 noon (Cincinnati, Ohio time) on any Business Day shall be credited to the Borrowers (conditional upon final collection) on the Business Day after the Business Day identified in the first sentence of this Section 7.6. For the purpose of determining the aggregate loan availability hereunder, all such Remittances shall be credited on the Business Day on which the Agent receives notice of such deposit into the Special Account.

        7.7    Cost of Collection.

        All costs of collection of Receivables, including Attorneys' Fees, out-of-pocket expenses, administrative and record-keeping costs, and all service charges and costs related to the establishment and maintenance of the Locked Box and the Special Account shall be the sole responsibility of the Borrowers, whether the same are incurred by the Agent, any Bank or any Borrower, and the Agent, in its discretion, may charge the same against the Borrowers and/or any account maintained by a Borrower with any Bank and the same shall be deemed part of the Obligations hereunder.

8.    EXAMINATION OF COLLATERAL; REPORTING.

        8.1    Maintenance of Books and Records.

        The Borrowers shall keep and maintain books of account, records and files with respect to its business in all material respects in accordance with Applicable GAAP consistently applied and shall accurately and completely record all material transactions therein to the extent required by Applicable GAAP.

        8.2    Access and Inspection.

        Subject to Section 17.8(iv) hereof, the Agent and any Bank may at reasonable times after providing the Borrowing Agent with reasonable advance notice have access to and the right to examine and inspect all of the Borrowers' real and personal property, and access to and the right to inspect, audit and make extracts from all of the Borrowers' records, files and books of account, and the Borrowers shall execute and deliver at the reasonable request of the Agent or any Bank such instruments as may be reasonably necessary for the Agent or any Bank to obtain such information concerning the business of the Borrowers as the Agent or any Bank may reasonably require from any Person; provided, however, during the continuance of an Event of Default, the Agent or any Bank shall have access and the right to conduct such inspections at any times without prior notice to the Borrowers. During the continuance of an Event of Default, the Borrowers shall furnish the Agent and the Banks with such statements and reports regarding the Borrowers' financial condition and the results of the Borrowers' operations, in addition to those hereinafter required, and such other information as the Agent or any Bank may reasonably request. The Borrowers shall permit the Agent or any Bank to discuss the Borrowers' financial matters with Blue Dot's officers and accountants (and hereby authorizes such officers and accountants to discuss the Borrowers' financial matters with the Agent or any Bank); provided, however, that if no Event of Default exists, the Borrowing Agent shall be given reasonable prior notice of and the reasonable opportunity to participate in any such discussions.

        8.3    Reporting Regarding Receivables and Inventory.

        (a)  If (i) the Eligible Cash Receipts Percentage is less than the Required Eligible Cash Receipts Percentage Amount or Twelve Million and 00/100 Dollars ($12,000,000.00), (ii) a Triggering Default has occurred and is continuing or (iii) the Bank reasonably requests, the Borrowing Agent shall provide to the Agent schedules in such form and substance and accompanied by such copies of original source and background documents (including, without limitation, sales, credit and remittance journals) as the Agent or the Majority Banks may reasonably require describing all Receivables created or acquired.

        (b)  (i) (x) No later than the tenth (10th) day of each month, the Borrowing Agent shall deliver to the Agent a report, certified by an authorized officer of the Borrowing Agent, evidencing the Eligible Cash Receipts Percentage with respect to the immediately preceding calendar month.

                (y) No later than the twenty-fifth (25th) day of each calendar month, the Borrowing Agent shall deliver to the Agent, a report, certified by an authorized officer of the Borrowing Agent, evidencing the Eligible Cash Receipts Percentage with respect to the period equal to the sixteenth (16th) day of the immediately preceding calendar month through the fifteenth (15th) day of the current calendar month.

                (ii) If the Eligible Cash Receipts Percentage equals or exceeds the Required Eligible Cash Receipts Percentage Amount and no Triggering Default has occurred and is continuing, the Borrowing Agent shall deliver to the Agent a monthly borrowing base certificate (unless reasonably requested by the Agent to provide more frequently) in the form of Exhibit G-1 attached hereto and incorporated herein by reference (an "Effective Borrowing Base Certificate"), which shall be signed by a duly authorized officer of the Borrowing Agent, on behalf of the Borrowers, and shall report the gross value of the Borrowers' Receivables and Inventory as of the end of such month (or shorter period, if applicable) consistent with the information provided to the Agent pursuant to Subsections (c), (e) and (f) of this Section 8.3.

                (iii) If the Eligible Cash Receipts Percentage is less than the Required Eligible Cash Receipts Percentage Amount or Twelve Million and 00/100 Dollars ($12,000,000.00) or if a Triggering Default has occurred and is continuing, the Borrowing Agent shall deliver to the Agent: (x) a monthly borrowing base certificate (unless reasonably requested by the Agent to provide more frequently) in the form of Exhibit G-2 attached hereto and incorporated herein by reference (an "Actual Borrowing Base Certificate"), which shall be signed by a duly authorized officer of the Borrowing Agent, on behalf of the Borrowers, and shall report the value of the Borrowers' Eligible Receivables and Eligible Inventory as of the end of such month (or shorter period, if applicable) consistent with the information provided to the Agent pursuant to Subsections (c), (e) and (f) of this Section 8.3, and (y) monthly reports of the Borrowers' sales, credits to sales or credit memoranda applicable to sales, collections and non-cash charges (from whatever source, including, without limitation, sales and noncash journals or other credits to its Receivables for the applicable period, and acceptable supporting documentation thereto which shall be reconciled to the monthly aging of Receivables).

        (c)  Not later than thirty (30) days after the end of each calendar month, or sooner if available, the Borrowing Agent shall deliver to the Agent a summary of the Borrowers' monthly accounts receivable agings, detailed by location, in form and substance reasonably satisfactory to the Agent; provided, however, that if (i) the Eligible Cash Receipts Percentage is less than the Required Eligible Cash Receipts Percentage Amount or Twelve Million and 00/100 Dollars ($12,000,000.00), (ii) a Triggering Default has occurred and is continuing or (iii) the Agent reasonably requests, the Borrowing Agent shall deliver to the Agent the Borrowers' (x) monthly agings, broken down by invoice date, of accounts receivable, reconciled to the Borrowing Base Certificate for the end of such month and the general ledger of the Borrowers, and setting forth any changes in the reserves made for bad accounts or any extensions of the maturity of, refinancing of, or other changes in the terms of any accounts, together with such further information with respect thereto as the Agent or the Majority Banks may reasonably require and (y) monthly agings of accounts payable listed by invoice date reconciled to the Borrowers' general ledger, together with such further information with respect thereto as the Agent or the Majority Banks may reasonably require.

        (d)  Each Borrower shall conduct a physical count of its Inventory at least once a year at each location (which may be done at different times during the year for different locations) in a manner and in accordance with procedures reasonably acceptable to the Borrowers' independent certified public accountants, the Agent and the Majority Banks, and shall promptly extend, price and summarize such physical counts and submit a report thereof to the Agent.

        (e)  Values shown on reports of Inventory shall be in all material respects at the lower of cost or market value determined on a "first in, first out" basis, consistently applied.

        (f)    Not later than thirty (30) days after the end of each month, or sooner if available, the Borrowing Agent shall deliver to the Agent a summary of the Borrowers' Inventory in form and substance satisfactory to the Agent; provided, however, that if (i) the Eligible Cash Receipts Percentage is less than the Required Eligible Cash Receipts Percentage Amount or Twelve Million and 00/100 Dollars ($12,000,000.00), (ii) a Triggering Default has occurred and is continuing or (iii) the Agent reasonably requests, the Borrowing Agent shall deliver to the Agent the Borrowers' monthly Inventory report, reconciled to the Borrowing Base Certificate for the end of such month and the Borrowers' general ledger, broken down into such detail and with such categories as the Agent or any Bank shall reasonably require (including, but not limited to, a report indicating the type, location and amount of raw materials and finished goods) and setting forth any changes in the reserves made for obsolete Inventory and detailing any Inventory which is not Eligible Inventory, together with such further information with respect thereto as the Agent or the Majority Banks may reasonably require.

        8.4    Monthly Financial Statements; Other Reports.

        (a)  Promptly when available and in any event not later than thirty (30) days after the end of each calendar month, the Borrowing Agent shall furnish to the Agent and the Banks Consolidated monthly internally prepared statements of Blue Dot and its Subsidiaries showing their financial condition and the results of their operations, a balance sheet and related statements of income and changes in cash flow for the periods covered by such statements in such detail as the Agent or the Majority Banks may from time to time reasonably require, prepared in accordance with GAAP consistently applied, subject to year end adjustments and the lack of footnotes and other exceptions relating to the preparation of interim statements and containing all disclosures required to present fairly in all material respects in accordance with Applicable GAAP the Consolidated financial position and results of operations of Blue Dot and its Subsidiaries; provided, however, that if (i) the Eligible Cash Receipts Percentage is less than the Required Eligible Cash Receipts Percentage Amount or Twelve Million and 00/100 Dollars ($12,000,000.00), (ii) a Triggering Default has occurred and is continuing or (iii) the Agent reasonably requests, the Borrowing Agent shall also provide to the Agent consolidating monthly internally prepared statements of Blue Dot and its Subsidiaries containing all disclosures required to present fairly in all material respects in accordance with Applicable GAAP the consolidating financial position and results of operations of the Blue Dot and its Subsidiaries. Said statements shall include: (i) a comparison prepared by the Borrowing Agent of the projected financial position and results of operations of Blue Dot and its Subsidiaries provided for in Section 8.5 hereof with the actual financial position and results of operations of Blue Dot and its Subsidiaries and a written explanation of any material variations between them; and (ii) a comparison between actual calculated results and covenanted results for each of the Financial Covenants contained in Exhibit H attached hereto and incorporated herein by reference that are required to be calculated as of the end of such month.

        (b)  Promptly when available and in any event no later than thirty (30) days after the end of each calendar month, the Borrowing Agent shall furnish to the Agent and the Banks a monthly report with respect to all (i) funds provided to any Borrower by NorthWestern during such month identifying the purpose for the receipt of such funds and the use of such funds and (ii) the funds provided to NorthWestern by any Borrower identifying the purpose for providing such funds to NorthWestern in form and substance and containing such additional information as reasonably required by the Agent or the Majority Banks.

        (c)  Promptly when available and in any event not later than thirty (30) days after the end of each calendar month, the Borrowing Agent shall furnish to the Agent and the Banks a monthly report of all taxes, assessments and other similar charges that are due and payable of which (i) an officer of Blue Dot or (ii) the tax department for Blue Dot has received notice or otherwise has knowledge and which have not been paid unless such taxes, assessments and other similar charges are being contested in good faith by appropriate proceedings diligently conducted and for which reserves have been established to the extent required by Applicable GAAP. Such report shall also contain a description of such Borrower's plan to resolve or satisfy each such tax assessment or similar charge and such additional information as reasonably required by the Agent or the Majority Banks.

        8.5    Annual Projections.

        At least thirty (30) days prior to the end of each fiscal year of Blue Dot, the Borrowing Agent shall furnish to the Agent detailed projections for the next twelve (12) months setting forth projected Consolidated income and cash flow of Blue Dot and its Subsidiaries for each month and the projected balance sheet as of the end of each month. Such projections shall be prepared in good faith, based on assumptions believed to be reasonable at the time they were prepared and so as not to contain any material misstatements or material omissions that would cause such projections to be misleading in any material respect under the circumstances based on the information available on the date that they were prepared.

        8.6    Annual Financial Statements.

        (a)  Promptly when available and in any event not later than one hundred twenty (120) days after the end of each fiscal year, the Borrowing Agent shall submit to the Agent Consolidated annual statements of Blue Dot and its Subsidiaries showing their financial condition, the results of their operations, a Consolidated balance sheet and related statements of income, shareholders equity, and changes in cash flows and financial position for the year then ended; provided, however, that if (i) the Eligible Cash Receipts Percentage is less than the Required Eligible Cash Receipts Percentage Amount or Twelve Million and 00/100 Dollars ($12,000,000.00), (ii) a Triggering Default has occurred and is continuing or (iii) the Agent reasonably requests, the Borrowing Agent shall also provide to the Agent internally prepared consolidating financial statements of Blue Dot and its Subsidiaries containing all disclosures required to present fairly in all material respects the consolidating financial position and results of operations of Blue Dot and its Subsidiaries. Such statements shall be prepared and presented in accordance with Applicable GAAP consistently applied. Said statements shall be accompanied by: (i) a comparison prepared by the Borrowers of the projected financial position and results of operations of Blue Dot and its Subsidiaries provided for in Section 8.5 hereof with the actual financial position and results of operations of Blue Dot and its Subsidiaries and an explanation of any material variations between them; and (ii) a comparison prepared by the Borrowers between actual calculated results and covenanted results for each of the Financial Covenants contained in Exhibit H.

        (b)  The Borrowers shall cause the procedures set forth on Schedule 8.6 (and such other procedures as the Agent may reasonably request with the consent of the Borrowing Agent which consent shall not be unreasonably withheld, conditioned or delayed) to be conducted by an independent public accounting firm that is selected by the Borrowing Agent and that is reasonably satisfactory to the Agent. Such procedures shall be conducted once each year promptly, and in any event not later than one hundred twenty (120) days after, the end of each fiscal year and the results thereof set forth in a report addressed to the Borrowing Agent and the Agent. The Borrowing Agent shall deliver such report to the Agent within the time period set forth above.

        8.7    Management Reports.

        The Borrowing Agent shall furnish to the Agent promptly upon receipt copies of all management letters and any other reports provided by the Borrowers' independent accountants. Subject to the last sentence of Section 8.2 hereof, the Borrowers hereby authorize the Agent and the Banks to communicate directly with the Borrowers' independent accountants to discuss the Borrowers' affairs, finances, accounts and such other matters as the Agent or any Bank reasonably deems necessary.

        8.8    Financial Certificate.

        The Borrowers shall furnish the Agent, together with all materials required pursuant to Section 8.4, Section 8.5 and Section 8.6 hereof, a certificate signed by the Chief Financial Officer of the Borrowing Agent in the form of Exhibit I attached hereto and incorporated herein by reference.

        8.9    Public Filings.

        The Borrowers shall furnish to the Agent promptly upon any filing thereof by a Borrower or a Subsidiary of a Borrower with the Securities and Exchange Commission, any annual, periodic or special report or effective registration statement (without exhibits) generally available to the public.

        8.10    Additional Information.

        The Borrowers shall furnish all other information as the Agent or any Bank may reasonably request from time to time.

        8.11    Proposed Acquisitions.

        The Borrowing Agent shall deliver to the Agent a monthly report identifying all proposed Acquisitions permitted under Section 10.19 hereof and the status thereof in form and substance satisfactory to the Agent.

9.    WARRANTIES AND REPRESENTATIONS.

        In order to induce the Banks to enter into this Agreement and to make Loans hereunder, the Borrowers warrant and represent that, as of the date hereof, as of any date upon which a Loan is made hereunder, and until the Obligations are fully paid, performed and satisfied, the representations and warranties set forth below are and shall remain true in all material respects (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true in all material respects as of such earlier date) subject to such changes as are not prohibited hereby or do not constitute an Event of Default under this Agreement.

        9.1    Organization, Etc.

        Each Borrower and Subsidiary of a Borrower is a corporation or limited liability company duly incorporated or organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as the case may be, and is qualified to do business and is in good standing as a foreign corporation or limited liability company under the Laws of each other state in which the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect. Each Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its property and to execute, deliver and perform all of its obligations under this Agreement and each of the other Loan Documents and to grant the Liens on the Loan Collateral.

        9.2    Due Authorization, Validity, Etc.

        Each of this Agreement and the other Loan Documents to which any Borrower is a party has been duly executed and delivered and authorized by all requisite corporate or organizational action of such Borrower and each constitutes the legal, valid, and binding obligation of the Borrowers, enforceable in accordance with its respective terms, subject to the effect of any bankruptcy, moratorium, insolvency, reorganization or similar Laws affecting the enforcement of creditors' rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity).

        9.3    No Violation.

        The execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents to which any Borrower is a party, and the grant of the Liens on and security interests in the Collateral to the Banks does not (i) constitute (a) a violation of any applicable Law that would reasonably be expected to have a Material Adverse Effect, (b) a breach of any provision contained in any Borrower's Articles or Certificate of Incorporation or Bylaws or Certificate of Organization or Operating Agreement, as the case may be, or (c) a breach of any provision contained in any applicable order of any court or other governmental agency or in any Applicable Agreement that would reasonably be expected to have a Material Adverse Effect or (ii) result in the creation or imposition of any Lien of any nature whatsoever upon any properties of a Borrower (other than in favor of the Banks hereunder).

        9.4    Use of Loan Proceeds.

        The Borrowers' uses of the proceeds of the Loans made by the Banks to the Borrowers pursuant to this Agreement are legal and proper corporate uses. Such uses do not violate any applicable Laws as in effect as of the date hereof or hereafter, the violation of which would reasonably be expected to have a Material Adverse Effect, and the Loans are not secured, directly or indirectly, by any stock for the purpose of purchasing or carrying any margin stock or for any purpose which would violate either Regulation U, 12 C.F.R. Part 221, or Regulation X, 12 C.F.R. Part 224, promulgated by the Board of Governors of the Federal Reserve System. Notwithstanding anything that may be contained herein to the contrary, on the Closing Date, the Borrowers may use the proceeds of the Loans to refinance Indebtedness to NorthWestern existing on the Closing Date, provided that the Borrowers comply with Section 2.13 hereof.

        9.5    Management; Ownership of Assets, Licenses, Patents, Etc.

        Each Borrower and each Subsidiary of a Borrower has and shall continue to have, either internally or through arrangements with NorthWestern or other third parties, active, full time management adequate to handle all of its affairs and all governmental approvals, permits, licenses, patents, copyrights, trademarks and trade names to continue to conduct its business as heretofore and hereafter conducted by it, except to the extent that the failure to have any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

        9.6    Indebtedness.

        Except for Indebtedness and guaranties of Indebtedness that consist of (i) Indebtedness disclosed in either the Financials delivered on or before the Closing Date or in Schedule 9.6 attached hereto and incorporated herein by reference, (ii) the Obligations, (iii) Indebtedness owing to trade creditors in the ordinary course of business, and (iv) other Indebtedness permitted to be incurred or paid by the Borrowers or their Subsidiaries pursuant to Section 10.11, no Borrower nor any of its Subsidiaries has any Indebtedness.

        9.7    Title to Property; No Liens.

        Each Borrower and each of its Subsidiaries has good, indefeasible and merchantable title to and ownership of all of its real and personal property including, without limitation, the Loan Collateral, and other security for the Obligations, free and clear of all Liens, except for Permitted Liens and other Liens permitted pursuant to Section 10.12 hereof.

        9.8    Restrictions; Labor Disputes; Labor Contracts, Etc.

        No Borrower nor any Subsidiary of a Borrower is a party or is subject to (a) any charge, corporate restriction, judgment, decree, order, contract or agreement which would reasonably be expected to have a Material Adverse Effect, or (b) any labor dispute that would reasonably be expected to have a Material Adverse Effect; and there are not any strikes or walkouts relating to any labor contracts that would reasonably be expected to have a Material Adverse Effect and, except as described in Schedule 9.8 attached hereto and incorporated herein by reference, as of the date hereof, no such labor contract with any union is scheduled to expire within one (1) year of the date hereof. Except as described in Schedule 9.8 attached hereto, no Borrower nor any Subsidiary of a Borrower is a party to any material labor contract with any union.

        9.9    No Violation of Law; Hazardous Materials.

        Except as described in Schedule 9.9 attached hereto and incorporated herein by reference, no Borrower nor any Subsidiary of a Borrower is in violation of any applicable Law (including, but not by way of limitation, any Environmental Law), the violation of which would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing sentence, except as would not reasonably be expected to have a Material Adverse Effect, no Hazardous Material (i) is located on any real property owned or leased by a Borrower or any Subsidiary of a Borrower except to the extent that such presence is maintained in full compliance with all applicable Laws, or (ii) has been discharged or is penetrating into any real property or surface or subsurface rivers or streams crossing or adjoining any real property owned or leased by a Borrower or any Subsidiary of a Borrower or the aquifer underlying any real property owned or leased by a Borrower or any Subsidiary of a Borrower except to the extent that such discharge or penetration does not violate any applicable Law. "Hazardous Material" as used herein means any existing or future asbestos, polychlorinated byphenyls and petroleum products, solid wastes, ureaformaldehyde, discharges of sewer or effluent, paint containing lead and any other hazardous or toxic material, substance or waste which is defined, determined or identified by those or similar terms or is regulated as such under any such Law (whether now existing or hereafter promulgated) or any Official Body, or any judicial or administrative interpretation of any such Law, including but not limited to any material, substance or waste which is a hazardous substance within the meaning of 33 U.S.C. § 1251 et seq., as amended, or 42 U.S.C. § 9601 et seq., as amended, or a hazardous waste within the meaning of 42 U.S.C. § 6901 et seq., as amended). All inventory manufactured and produced by a Borrower or any Subsidiary of a Borrower has been manufactured and produced in compliance with all applicable requirements of Sections 6, 7 and 12 of the Fair Labor Standards Act, as amended, and all regulations and orders of the United States Department of Labor, except to the extent that the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

        9.10    Absence of Default.

        No Borrower nor any Subsidiary of a Borrower (i) is in default under any Applicable Agreement that would reasonably be expected to have a Material Adverse Effect or (ii) has received any written notice of breach, termination or acceleration under any Applicable Agreement other than those that would not reasonably be expected to have a Material Adverse Effect.

        9.11    Accuracy of Financials; No Material Changes.

        The Financials have been prepared in all material respects in accordance with Applicable GAAP consistently applied (subject to the exceptions for interim statements described in Section 8.4); the Financials fairly present the assets, liabilities and financial condition and results of operations of Blue Dot and its Subsidiaries on a Consolidated basis as of the date thereof in accordance with [Applicable] GAAP in all material respects (subject to exceptions for interim statements described in Section 8.04 hereof); there are no omissions from the Financials or other facts or circumstances not reflected in the Financials that are required by Applicable GAAP to be disclosed in the Financials which are material; there has been no Material Adverse Change since the date of the Financials attached to Schedule 9.11 to this Agreement and delivered on or prior to the Closing Date or, if later, since the date of the Financials most recently delivered pursuant to Section 8.6 hereof and, except to the extent permitted under Section 10 hereof, none of the Borrowers' or their Subsidiaries' outstanding advances to any Person constitute any equity or long term investment in any Person which is not reflected in the Financials.

        9.12    Pension Plans.

        As of the date hereof, except as described in Schedule 9.12 attached hereto, and incorporated herein by reference, no Borrower nor any Controlled Group member has ever sponsored, maintained or contributed (or become obligated to sponsor, maintain or contribute) to a Pension Plan subject to Title IV of ERISA. No Reportable Event or Prohibited Transaction has occurred or is continuing as to any Pension Plan of any Borrower nor any Controlled Group member, which poses a threat of termination of such Pension Plan (or trusts related thereto) which would reasonably be expected to have a Material Adverse Effect or the imposition of taxes or penalties against such Pension Plan (or trusts related thereto); no Borrower or any Controlled Group member has violated the requirements of any "qualified pension benefit plan," as defined in ERISA and the Code or done anything to create liability under the Multi-Employer Pension Plan Amendments Act which would reasonably be expected to have a Material Adverse Effect; and no Borrower nor any Controlled Group member has incurred any liability to the PBGC in connection with such Pension Plan, including any "Funding Deficiency" (as defined by ERISA) that would reasonably be expected to have a Material Adverse Effect.

        9.13    Taxes and Other Charges.

        Except for matters (i) being contested in good faith by appropriate proceedings, diligently conducted and for which reserves have been established to the extent required by GAAP, (ii) set forth on Schedule 9.13 attached hereto and made a part hereof and (iii) matters permitted under Section 10.10, (a) each Borrower and each Subsidiary of a Borrower has filed and shall file all federal, material state and material local tax returns and other reports which it is required by Law to file, has paid all taxes, assessments and other similar charges that are due and payable, has withheld all employee and similar taxes which it is required by Law to withhold, and has maintained adequate reserves for the payment of all taxes and similar charges, and (b) no tax liens have been filed with respect to any Borrower or any Subsidiary of a Borrower and no claims are being asserted with respect to any such taxes, assessments or charges (and no reasonable basis exists for any such claims).

        9.14    No Litigation.

        There is not any litigation, action or proceeding pending or, to the best of the Borrowers' and their Subsidiaries' knowledge (after due inquiry), threatened, against any Borrower or any Subsidiary of a Borrower, which, reasonably would be expected to have a Material Adverse Effect. Schedule 9.14 attached hereto and incorporated herein by reference correctly sets forth all litigation, actions and proceedings pending or, to the best of the Borrowers' and their Subsidiaries' knowledge (after due inquiry) threatened, against any Borrower or any Subsidiary of a Borrower as of the Closing Date

which reasonably might be expected to result in uninsured liability in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00).

        9.15    No Brokerage Fee.

        The Borrowers do not owe to any Person a brokerage, finder's or similar fee or commission by reason of the Borrowers entering into this Agreement or by reason of any of the financing transactions with the Banks contemplated hereby, and the Borrowers shall indemnify and hold the Agent and the Banks harmless from all such fees and commissions.

        9.16    Subsidiaries.

        All of the Borrowers' Subsidiaries are identified in Schedule 9.16 attached hereto and incorporated herein by reference.

        9.17    Capitalization; Warrants, Etc.

        As of the date of this Agreement, the authorized capital stock and number of shares outstanding as of the date hereof of each Borrower and its Subsidiaries are described on Schedule 9.17A attached hereto and incorporated herein by reference. Each outstanding share of capital stock of each Borrower and its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Set forth in Schedule 9.17A attached hereto and incorporated herein by reference is a complete and accurate list of all Persons who are record owners of the capital stock of each Borrower and its Subsidiaries as of the date of this Agreement. All warrants, subscriptions, options, instruments and agreements under which any shares of capital stock of any Borrower or any of its Subsidiaries are or may be redeemed, retired, encumbered, bought, sold or issued as of the date of this Agreement are described in Schedule 9.17B.

        9.18    Noncompetition Agreements.

        Except as set forth on Schedule 9.18, no Borrower nor any Subsidiary of a Borrower is subject to any covenant not to compete in any line of business with any Person which would reasonably be expected to have a Material Adverse Effect.

        9.19    Deposit and Other Accounts.

        All of the accounts maintained by the Borrowers with any bank, brokerage house or other financial institution (other than U.S. Bank) are set forth in Schedule 9.19 attached hereto and incorporated herein by reference.

        9.20    Solvency.

        The Borrowers and each of their Material Subsidiaries will be Solvent after (i) receipt and application of the Loans in accordance with the terms of this Agreement, and (ii) the execution and delivery of this Agreement and the other Loan Documents to which any of them is a party.

        9.21    Full Disclosure.

        No representation or warranty made by any Borrower or any Subsidiary of a Borrower, as the case may be, in this Agreement or any Loan Document or other document furnished from time to time in connection herewith or therewith contains or will contain at the time such representation is made or such document furnished, any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading in any material respect in light of the circumstances under which it was made. As of the date hereof, there is no fact known to any Borrower or any Subsidiary of a Borrower which is not set forth in the Loan Documents and the omission of which would reasonably be expected to have a Material Adverse Effect.

        9.22    Casualties.

        Neither the business nor the properties of any Borrower or any Subsidiary of a Borrower have been affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other Casualty Loss (whether or not covered by insurance) which, after giving effect to any applicable insurance, would reasonably be expected to have a Material Adverse Effect.

        9.23    Leases.

        Except as described in Schedule 9.23 attached hereto and incorporated herein by reference, no Borrower is a party to any lease, assignment, sublease, or other agreement relating to (a) any real property or leasehold, or (b) any equipment or other personal property, provided such lease, assignment, sublease or other agreement requires the payment of annual rent in excess of Fifteen Thousand and 00/100 Dollars ($15,000.00) per year.

        9.24    Insurance Policies.

        Subject to the terms and conditions of Section 10.38 hereof, Schedule 9.24 attached hereto and incorporated herein by reference correctly sets forth all of the insurance policies maintained by the Borrowers, including without limitation, the carriers thereof, and the types of coverage and insured amounts covered thereby. Each Borrower is in compliance in all material respects with all requirements imposed upon such Borrower by the issuers of such policies, the premiums on all such policies have been paid by such Borrower as and when finally due, each such policy names the Agent for the benefit of the Banks as additional insured and lender's loss payee, as applicable, and each such policy provides that such policy may not be amended or cancelled without thirty (30) days (or ten (10) days in the case of cancellation for non-payment) prior written notice to the Agent.

        9.25    Consents.

        No authorization or approval or other action by, and no notice to or filing with, any Official Body or other Person is required for (i) the due execution, delivery and performance by any Borrower of any Loan Document to which it is or will be a party, (ii) the conduct of any Borrower's business or (iii) the ownership or the lease of any Borrower's properties; except in each case those which have been obtained, taken or filed and, with respect to clauses (ii) and (iii) of this Section 9.25, those as to which the failure to obtain, take or file would not reasonably be expected to have a Material Adverse Effect.

        9.26    Updating Representations and Warranties.

        To the extent necessary to cause the representations and warranties set forth in this Section 9 to remain true, complete and accurate as of the date hereof and as of each day on which a Loan is made hereunder (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true in all material respects as of such earlier date and except as otherwise permitted pursuant to Section 10.38 hereof), the Borrowers shall promptly update in writing any Schedules provided for in this Section 9 promptly upon learning of any circumstance which would make any such representation or warranty contained in this Section 9 untrue in any material respect as of the date upon which such representation will be made. Such updating by the Borrowers shall be subject to the written consent and approval of the Agent or the Majority Banks, except no consent and approval shall be required in the case of items which would not reasonably be expected to have a Material Adverse Effect and which are otherwise permitted or not prohibited by this Agreement or the other Loan Documents. The requirement of the Borrowers to update any Schedule provided for herein shall not be and shall not be deemed to be a cure of any Event of Default occurring prior to any such update or existing at the time of any such update without the written waiver of such Event of Default by the Majority Banks.

10.    COVENANTS.

        Until the Obligations are fully paid, performed and satisfied and this Agreement is terminated, the Borrowers will comply with each of the covenants set forth below in this Section 10.

        10.1    Payment of Certain Expenses.

        The Borrowers will pay to the Agent promptly following demand to the Borrowing Agent any and all fees, costs and expenses which the Agent or any Bank pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to the Borrowers, or any other Person on the Borrowers' behalf, by the Agent of proceeds of Loans made by the Banks to the Borrowers pursuant to this Agreement, and (ii) the depositing for collection by the Agent or any Bank of any check or item of payment received and/or delivered to the Agent on account of the Obligations and reimburse the Agent or such Bank, promptly upon demand to the Borrowing Agent, for amounts paid on account of any claims asserted by any bank at which a blocked account is established for the deposit of proceeds of the Loan Collateral in connection with such blocked account or any returned or uncollected checks received by such bank as proceeds of the Loan Collateral.

        10.2    Notice of Litigation.

        The Borrowing Agent will notify the Agent in writing, promptly upon the Borrowers' learning thereof, of any litigation, suit or administrative proceeding which is reasonably expected to have a Material Adverse Effect.

        10.3    Notice of ERISA Events.

        The Borrowing Agent will notify the Agent in writing (i) promptly upon the adoption by the Borrowers or any Controlled Group member of any material Plan subject to Title IV of ERISA, (ii) promptly upon occurrence of any Reportable Event, and (iii) prior to any termination, partial termination or merger of a material Plan or a transfer of a material Plan's assets (other than in connection with the consolidation of existing Plans of a Borrower and its Subsidiaries or the termination, partial termination or merger or transfers or Plans acquired by a Borrower or its Subsidiaries in connection with Acquisitions permitted by Section 10.19 hereof).

        10.4    Notice of Labor Disputes.

        The Borrowing Agent will notify the Agent in writing, promptly upon the Borrowers' learning thereof, of (i) any labor dispute to which it may become a party and which would reasonably be expected to have a Material Adverse Effect, (ii) any strikes or walkouts relating to any of its plants or other facilities that would reasonably be expected to result in a Material Adverse Effect, and (iii) the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound that would reasonably be expected to result in a Material Adverse Effect.

        10.5    Compliance with Laws, Etc.

        The Borrowers and their Subsidiaries will comply with the requirements of all applicable Laws (including, but not limited to, all Environmental Laws), except to the extent that the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

        10.6    Notice of Violations of Law; Tax Assessments.

        The Borrowing Agent will notify the Agent in writing, promptly following the Borrowers' learning thereof, of (i) any violation by a Borrower or any Subsidiary of a Borrower of any Law, the violation of which would reasonably be expected to have a Material Adverse Effect, (ii) the nonpayment when finally due of any federal tax applicable to a Borrower or any Subsidiary of a Borrower or any state or local withholding tax applicable to a Borrower or any Subsidiary of a Borrower in an amount in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00), and (iii) any federal, state or local tax assessment applicable to a Borrower or any Subsidiary of a Borrower in an amount in excess of One Hundred Thousand and 00/100 Dollars ($100,000,000).

        10.7    Compliance with Other Agreements.

        The Borrowers and their Subsidiaries will comply with the provisions of all Applicable Agreements to which they are parties, except to the extent that the failure to comply would not reasonably be expected to have a Material Adverse Effect.

        10.8    Notice of Violations of Certain Agreements.

        The Borrowing Agent will notify the Agent in writing, promptly upon the occurrence of any material breach by a Borrower or any Subsidiary of a Borrower of, or any Borrower's or Subsidiary's receipt of a notice of early termination or acceleration under, any Applicable Agreement.

        10.9    Notice of Customer Defaults.

        The Borrowing Agent will notify the Agent in writing, promptly upon the Borrowers' learning thereof, (i) of any material default by any obligor under any note or other evidence of debt payable to a Borrower or a Subsidiary of a Borrower involving an amount in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00), or (ii) of anything which would reasonably be expected to have a material adverse effect on the credit of a customer of any Borrower or Subsidiary of a Borrower with unpaid Receivables in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00).

        10.10    Taxes and Charges.

        The Borrowers will and will cause their Subsidiaries to (i) file all federal and all material state and local tax returns and other reports which it is required by Law to file, (ii) pay all taxes, assessments and other similar charges that are due and payable, (iii) withhold all employee and similar taxes which it is required by Law to withhold, and (iv) maintain adequate reserves on its financial statements in accordance with Applicable GAAP for the payment of all taxes and similar charges; except to the extent that (x) such matters are being contested in good faith by appropriate proceedings diligently conducted and for which reserves have been established to the extent required by Applicable GAAP or (y) such unpaid taxes, assessments and other similar charges that are due and payable and do not, in the aggregate, at any time, exceed Two Hundred Thousand and 00/100 Dollars ($200,000.00).

        10.11    Indebtedness; Guaranties.

        The Borrowers will not and will not permit any Subsidiary to incur or pay any Indebtedness or guarantee the obligations of any other Person in respect of any Indebtedness other than the following: (i) the Obligations and any guarantee of the Obligations pursuant to a guaranty and suretyship agreement in form and substance reasonably satisfactory to the Agent, (ii) Indebtedness or guaranties of Indebtedness reflected in the Financials delivered on or before the Closing Date or described in Schedule 9.6 attached hereto, (iii) Indebtedness owing to trade creditors in the ordinary course of business, (iv) Indebtedness to NorthWestern that is fully subordinated to the Obligations pursuant to the terms and conditions of the Subordination Agreement, (v) Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 10.10, (vi) Indebtedness of a Borrower to another Borrower so long as such Indebtedness is unsecured, (vii) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (viii) obligations of a Borrower directly or indirectly guaranteeing any Indebtedness of another Borrower, (ix) Indebtedness of a Borrower to a Subsidiary (which is not a Borrower) of a Borrower which is unsecured and fully subordinated to the Obligations pursuant to a written subordination agreement reasonably satisfactory to the Agent, (x) Indebtedness in the form of additional payments conditioned upon the collection of accounts receivable or earnout obligations incurred in connection with Acquisitions permitted under Section 10.19 hereof, (xi) Indebtedness relating to contractual rights a stockholder of Blue Dot may have to put or exchange its Blue Dot stock for cash or other property, (xii) unsecured Indebtedness owed to sellers or their Affiliates in connection with Acquisitions permitted under Section 10.19 hereof which is fully subordinated to the Obligations pursuant to a written subordination agreement reasonably satisfactory to the Agent, (xiii) (a) obligations of a Borrower directly or indirectly guaranteeing any Indebtedness of any Subsidiary (which is not a Borrower) of a Borrower, (b) Indebtedness secured by Liens permitted by Section 10.12 hereof including, but not limited to, purchase money Indebtedness and obligations under Capital Leases, and (c) other unsecured Indebtedness; provided, however, that the aggregate outstanding principal amount of all Indebtedness set forth in this clause (xiii) shall not exceed Five Million and 00/100 Dollars ($5,000,000.00) and (xiv) Indebtedness in the form of floor plan financing (a) in an amount which, when combined with all floor plan financing in effect as of the Closing Date, shall not in the aggregate exceed One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) and (b) with respect to which the Agent has received a fully executed Floor Plan Creditor Agreement. Notwithstanding the foregoing, no Indebtedness otherwise permitted to be incurred shall be permitted to be incurred if any Event of Default shall occur as a result of such incurrence.

        10.12    Title to Property; No Liens.

        Each of the Borrowers and their Subsidiaries will continue to maintain good, indefeasible and merchantable title to and ownership of, or interest (leasehold or otherwise) in, all of its real and personal property, including, without limitation, its Loan Collateral and other security for the Obligations (except for sales or other dispositions pursuant to the terms and conditions of Section 10.26 hereof), free and clear of all Liens, except (i) Permitted Liens, (ii) (a) Liens to secure Indebtedness to a lender incurred to purchase tangible assets (provided that such Liens shall be limited to the assets purchased with the proceeds of Indebtedness advanced by such lender), and Liens arising in connection with Capital Leases not prohibited by this Agreement (including Liens on specific equipment of a Person at the time it becomes a Subsidiary in connection with an Acquisition permitted by Section 10.19, provided that such Liens extend only to the specific equipment acquired in such Acquisition), (b) Liens on motor vehicles, and (c) Liens on real property and fixtures with respect thereto of a Person at the time it becomes a Subsidiary in connection with an Acquisition permitted by Section 10.19, provided that such Liens extend only to the specific real property or fixtures acquired in such Acquisition; provided, however, that the Indebtedness secured by the Liens set forth in this clause (ii) shall not exceed Three Million and 00/100 Dollars ($3,000,000.00) and (iii) Liens securing floor plan financing permitted pursuant to Section 10.11 hereof.

        10.13    Restrictions; Labor Disputes, Etc.

        No Borrower will or will permit any Subsidiary to become a party or subject to, (a) any charge, corporate restriction, judgment, decree or order, which would reasonably be expected to have a Material Adverse Effect, or (b) any labor dispute, strikes or walkouts relating to any labor contracts if any such labor dispute, strike or walkout would reasonably be expected to have a Material Adverse Effect.

        10.14    Pension Plans.

        The Borrowers will not permit any Reportable Event or Prohibited Transaction to occur or to continue as to any Plan of a Borrower or any Controlled Group member, which poses a threat of (i) termination of such Plan (or trusts related thereto) or (ii) the imposition of taxes or penalties against such Plan (or trusts related thereto), in either case that would reasonably be expected to have a Material Adverse Effect. The Borrowers will not and will not permit any Controlled Group member to violate the requirements of any "qualified pension benefit plan," as defined in ERISA and the Code or do anything to create liability under the Multi-Employer Pension Plan Amendments Act in each case that would reasonably be expected to have a Material Adverse Effect; and the Borrowers will not and will not permit any Controlled Group member to incur, any liability to the PBGC in connection with such Plan, including, but not limited to, any Funding Deficiency, in each case which would reasonably be expected to have a Material Adverse Effect.

        10.15    Solvency.

        Each Borrower will continue to be, and will cause its Material Subsidiaries to continue to be, Solvent.

        10.16    Property Loan Insurance.

        (a)  Each Borrower will insure, or cause to be insured, all of its property, including, without limitation, all such Property that constitutes the Loan Collateral and other security for the Obligations, against loss or damage by fire, theft, burglary, pilferage, loss in transit and such other hazards as the Banks shall reasonably require in amounts and under policies by insurers reasonably acceptable to the Banks; provided, however, that Borrowers will be permitted to (i) maintain such insurance in such amounts with such deductibles and with such self insured risk retentions as other prudent companies in similar circumstances conducting similar businesses, and (ii) without limiting the foregoing, self insure for physical damage to automobiles and vehicles.

        (b)  A certificate of insurance signed by the insurer or an authorized broker evidencing that such insurance coverage is in effect for periods of not less than one (1) year shall be delivered to the Agent on or before the Closing and within five (5) Business Days after the issuance of any additional policies to the Borrowers and after each renewal thereof.

        (c)  All premiums thereon shall be paid (or caused to be paid) by the Borrowers when due; each such policy shall name the Agent on behalf of the Banks as lender's loss payee to the extent its interest may appear under a New York Standard clause or other similar clause reasonably acceptable to the Agent or the Majority Banks and shall provide that such policy may not be amended or cancelled without thirty (30) days prior written notice to the Agent; and if the Borrowers fail to do so, the Agent may (but shall not be required to) procure such insurance and charge the cost to the Borrowers' account as part of the Obligations payable on demand to the Borrowing Agent and secured by the Loan Collateral and other security for the Obligations.

        10.17    Liability Insurance.

        Each of the Borrowers and their Subsidiaries will, at all times, maintain in full force and effect such liability insurance with respect to its activities, product liability and other insurance as may be reasonably required by the Agent or any Bank, such insurance to be provided by insurer(s) reasonably acceptable to the Agent or the Majority Banks, and such insurance shall name the Agent on behalf of the Banks as an additional insured; provided, however, the Borrowers may obtain such liability insurance from an insurance company that is an Affiliate of NorthWestern in such amounts, with such deductibles and with such self insured risk retentions as other prudent companies in similar circumstances conducting similar businesses.

        10.18    Deposit and Other Accounts.

        The Borrowers will maintain throughout the term of this Agreement their primary depository, disbursement, trust, and other account relationships with the Agent; provided, however, in the event that no Event of Default has occurred and is continuing and the Borrowing Agent provides the Agent with evidence that another financial institution will establish accounts with lower overall costs than the Agent's accounts (the date upon which the Agent receives such evidence is the "Right of First Refusal Date"), the Agent shall within thirty (30) days after the Right of First Refusal Date reduce the overall costs with respect to the Borrowers' accounts to an amount within ten percent (10%) of the proposed offer or advise the Borrowing Agent that it will not exercise its right of first refusal. If the Agent elects not to exercise its right of first refusal or thirty (30) days have elapsed since the Right of First Refusal Date, the Borrowers may open and maintain accounts with such other financial institution. The Borrowers hereby agree that they will not assert any claims or rights of set off against the Agent as a result of the Borrowers maintaining any account relationship with the Agent or any Affiliate of the Agent.

        10.19    Merger; Consolidation; Business Acquisitions.

        Without the prior written consent of the Agent or the Majority Banks, which consent shall not be unreasonably withheld, no Borrower will or will permit any Subsidiary to merge or consolidate or form a corporation, limited liability company, joint venture or partnership with or into any other Person or make an Acquisition; provided, however, (i) so long as no Triggering Default has occurred and is continuing and no Event of Default will result therefrom, the Borrowers may make Acquisitions of Persons in businesses similar to those of the Borrowers so long as each of the following conditions are satisfied: (a) the purchase price of such Acquisition is funded from Indebtedness or other funds or property provided or to be provided by NorthWestern; (b) with respect to the Acquisition of stock or other equity interest, the acquired Person shall comply with the requirements of Section 10.38 hereof; (c) the total cash consideration for any one such Acquisition shall not exceed Five Million and 00/100 Dollars ($5,000,000.00) and the total purchase price, computed at the time of closing, shall not exceed seven and one-half (7.5) times EBITDA of the acquired Person for the period equal to the immediately preceding twelve (12) calendar months then ended and the total consideration for all such Acquisitions shall not exceed (1) Twenty-Five Million and 00/100 Dollars ($25,000,000.00) for the period from the Closing Date through December 31, 2002, (2) Forty Million and 00/100 Dollars ($40,000,000.00) for the calendar year 2003, (3) Sixty Million and 00/100 Dollars ($60,000,000.00) for the calendar year 2004 and (4) Sixty Million and 00/100 Dollars for the calendar year 2005; (d) the Borrowers shall have provided to the Agent and the Banks at least thirty (30) days advance written notice of any such Acquisition, together with a summary schedule with respect thereto (except for those Acquisitions the Borrowers intend to make within thirty (30) days immediately subsequent to the Closing Date which have been identified to the Agent in writing prior to the Closing Date (the "Contemplated Acquisitions")); (e) for all Acquisitions after the date hereof for which the total purchase price (computed at the time of closing) exceeds One Million and 00/100 Dollars ($1,000,000.00), other than the Contemplated Acquisitions, the Borrowers shall have delivered to the Agent and the Banks proforma financial information and a certificate from an authorized officer of such Borrower which certifies that the Borrowers and their Subsidiaries are, and following such Acquisition, will be, in compliance with all of the Financial Covenants; and (f) the Borrowers shall deliver to the Agent and the Banks such other information reasonably requested by the Agent or any Bank with respect to such Acquisition; (ii) either (a) following prior notice to the Agent, any Subsidiary of a Borrower may merge into or transfer all or substantially all of its assets into or consolidate or amalgamate with a Borrower or any other Subsidiary of a Borrower, or (b) in order to consummate an Acquisition permitted pursuant to Section 10.19 hereof, any other Person may merge into or consolidate or amalgamate with a Borrower or any Subsidiary of a Borrower and any Subsidiary of a Borrower may merge into or consolidate or amalgamate with any other Person that will become a Subsidiary of a Borrower; (iii) Borrowers may form and maintain inactive Subsidiaries which each have assets of less than One Thousand and 00/100 Dollars ($1,000.000) (each an "Inactive Subsidiary"), and (iv) Borrowers may form corporations, limited liability companies, joint ventures and partnerships with licensed individuals as necessary to comply with Law or between Borrowers to operate their businesses, provided that any such entity complies with the provisions of Section 10.38.

        10.20    Loans and Investments.

        No Borrower will or will permit any Subsidiary to (i) make any investment in the securities of any Person or (ii) make any loans, advances and/or extensions of credit to, or investments in, any Persons including, without limitation, any Affiliates, officers or employees; provided, however, nothing herein shall prohibit (a) Acquisitions permitted pursuant to Section 10.19 hereof; (b) investments in Permitted Securities; (c) investments, loans, advances and/or extensions of credit by any Borrower to or from any other Borrower or necessary to create an Inactive Subsidiary in accordance with Section 10.19 hereof; (d) loans and investments existing as of the date hereof as set forth on Schedule 10.20 attached hereto and made a part hereof; (e) treasury stock resulting from permitted redemptions or repurchases of capital stock; (f) certificates of deposit issued by a Bank and investments in money market and mutual funds or other money market accounts with a Bank; (g) investments in direct obligations of the United States of America or any agency thereof and any obligations guaranteed by the United States of America, a Bank or other reputable institution, each of which is organized under the Laws of the United States; (h) investments, loans, advances and/or extensions of credit to employees of any Borrower or its Subsidiaries existing on the Closing Date for expenses or otherwise and set forth in item 3 on Schedule 10.20, and (i) investments, loans, advances and/or extensions of credit to employees of any Borrower or its Subsidiaries for expenses or otherwise which, when combined with those set forth in items 1 and 4 of Schedule 10.20, shall not, in an aggregate amount outstanding at any one time, exceed One Million and 00/100 Dollars ($1,000,000.00).

        10.21    Dividends.

        Without the prior written consent of the Agent or the Majority Banks, which consent shall not be unreasonably withheld, no Borrower will or will permit any Subsidiary to declare or pay cash or distribute or pay cash or other property (other than equity securities of such Borrower or Subsidiary) upon any of such Borrower's or Subsidiary's stock or upon or in respect of any capital stock or other equity interest of such Borrower or a Subsidiary (including, without limitation, any preferred stock now or hereafter issued by such Borrower or such Subsidiary), or make any distributions (other than equity securities of such Borrower or Subsidiary) of such Borrower's or such Subsidiary's assets on account of any Person's equity interest therein; provided, however, such Borrower and its Subsidiaries may make:

          (a)  whether or not an Event of Default has occurred, distributions permitted by Section 10.22;

          (b)  whether or not an Event of Default has occurred, dividends and distributions payable to any Borrower; and

          (c)  whether or not an Event of Default has occurred, dividends and distributions which are funded by Indebtedness or other funds or property provided by NorthWestern to the extent that such dividends are funded for the sole purpose to pay such dividends and distributions and provided that, except in the case of the quarterly scheduled dividend contemplated by the Restated Certificate of Incorporation of Blue Dot on the shares of preferred stock owned by NorthWestern, the Borrowers provide the Agent at least two (2) Business Days prior written notice of such dividends or distributions and a description of the transaction in form and substance satisfactory to the Agent.

        10.22    Redemption of Stock.

        No Borrower will or will permit any Subsidiary to voluntarily or pursuant to any contractual or other obligations redeem, retire, purchase, repurchase or otherwise acquire, directly or indirectly, or exercise any call rights relating to, any of such Borrower's or such Subsidiary's capital stock, other equity interest or any other equity securities now or hereafter issued by such Borrower or such Subsidiary (including, without limitation, any warrants for stock or other equity interest of such Borrower or such Subsidiary) except with other equity securities of such Borrower or Subsidiary or to the extent the funds or property used to effect such transactions are supplied by Indebtedness or other funds or property provided by NorthWestern, which transactions may be effectuated whether or not an Event of Default has occurred.

        10.23    Stock Rights.

        No Borrower will or will permit any Subsidiary to change the rights or obligations associated with, or the terms of any class of stock or other equity interest now issued by such Borrower or such Subsidiary or issue any new class of stock or other new equity interest of such Borrower or such Subsidiary, in each case that would reasonably be expected to have a Material Adverse Effect without the prior written consent of the Agent or the Majority Banks.

        10.24    Capital Structure, Etc.

        No Borrower will or will permit any Subsidiary to make any change in its capital structure or in any of its business objectives, purposes and operations which would reasonably be expected to have a Material Adverse Effect.

        10.25    Affiliate Transactions.

        Except as set forth on Schedule 10.25 and for transactions otherwise permitted in this Agreement, no Borrower will or will permit any Subsidiary to enter into, or be a party to, any transaction with any of its Affiliates (other than another Borrower) unless such transaction is pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and upon fair and reasonable terms that are no less favorable to such Borrower or such Subsidiary than such Borrower or such Subsidiary could obtain in a comparable arm's length transaction with a Person not an Affiliate.

        10.26    Sale of Assets.

        No Borrower will or will permit any Subsidiary to sell, lease or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or otherwise, any of its assets, including, without limitation, the Loan Collateral and other security for the Obligations, except for (i) the sale of Inventory in the ordinary course of business; however, a sale in the ordinary course of business will not include a transfer in total or partial satisfaction of Indebtedness, (ii) the sale of vehicles acquired in Acquisitions that are leased back to Borrowers promptly after the sale of such vehicles is completed, (iii) the sale of any item of Equipment or other property having a fair market value of less than Five Hundred Thousand and 00/100 Dollars ($500,000.00), provided that in any twelve (12) month period the total book value of all property sold by the Borrowers or their Subsidiaries pursuant to this clause does not exceed One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) in the aggregate, (iv) dispositions of assets among Borrowers, and (iv) dispositions of assets (including, without limitation, vehicles and leasehold interests) which are believed in good faith to be obsolete, uneconomical to repair or to continue to maintain or no longer useful or used in the business. With respect to the sales of assets referred to in clause (iii) above, the Borrowers shall give the Agent prior written notice of any such sale of assets in the event the sale price of the item of property proposed to be sold in the sale transaction exceeds Three Hundred Thousand and 00/100 Dollars ($300,000.00). The aggregate net cash proceeds of the sale of any assets permitted pursuant to clause (ii) above in any fiscal year in excess of One Million and 00/100 Dollars ($1,000,000.00) in the aggregate shall be promptly paid over to the Agent and applied to the payment of the Loans.

        10.27    Consignments, Etc.

        The Borrowers will not make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or any other repurchase or return basis, except (i) sales subject to warranties, satisfaction guaranties or rights of rescission provided for or pursuant to Law and (ii) other sales provided that the value of the Inventory that is subject to such arrangements does not exceed Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) in the aggregate at any time.

        10.28    Change in Management or Business.

        The Borrowers will not permit to occur any seizure, vesting or intervention by or under the authority of any government by which any Borrower's management is displaced or its authority in the conduct of its business is materially curtailed which could reasonably be expected to have a Material Adverse Effect.

        10.29    Claims Against Collateral.

        The Borrowers will not permit (i) to occur any attachment or distraint of any of the Loan Collateral or other security for the Obligations or (ii) any of the Loan Collateral or other security for the Obligations to become subject, at any time, to any mandatory court order or other legal process except for the attachment, distraint, court order or other legal process involving an amount less than One Hundred Thousand and 00/100 Dollars ($100,000.00); provided, however, that the Borrowers shall provide the Agent notice thereof promptly after receiving notice thereof or otherwise obtaining knowledge thereof.

        10.30    Judgments.

        No Borrower will or will permit any Subsidiary to permit any judgment to be rendered against it in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or any number of judgments in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00), in the aggregate, to be rendered against it, that remain unpaid and not stayed, discharged, bonded or dismissed for a period of more than thirty (30) consecutive days.

        10.31    Stock Ownership.

        Blue Dot will not permit stock having less than fifty-one percent (51%) of total voting power to be owned of record and beneficially by someone other than NorthWestern. No other Borrower will permit less than fifty-one percent (51%) of the voting stock of such Borrower to be owned of record and beneficially by any Person other than Blue Dot or a Subsidiary thereof.

        10.32    Financial Covenants.

        The Borrowers and their Subsidiaries will comply with all of the financial covenants contained in Exhibit H (the "Financial Covenants") attached hereto and incorporated herein by reference.

        10.33    Capital Expenditures; Management Fees.

        The Borrowers will not make or commit to make Capital Expenditures at any time during the term of this Agreement; provided, however, whether or not an Event of Default has occurred and is continuing, the Borrowers may make Capital Expenditures to the extent that such Capital Expenditures are funded from Indebtedness incurred by the Borrowers from Northwestern or other funds provided by NorthWestern for the sole purpose to make such Capital Expenditures. No Borrower has any obligation and shall not have any obligation to pay to any Person any Management Fees; provided, however, whether or not an Event of Default has occurred, the Borrowers may pay Management Fees to Northwestern for management services rendered to the Borrowers in the ordinary course of business of the Borrowers and in accordance with past practices only to the extent that such Management Fees are funded from Indebtedness incurred by the Borrowers from Northwestern or other funds provided by NorthWestern for the sole purpose to pay such Management Fees.

        10.34    Certificate of Officers; Good Standing Certificate.

        (a)  The Borrowers will furnish to the Agent on the date that Financials are delivered to the Agent and the Banks pursuant to Section 8.6 an updated Certificate of Officers on the Agent's standard Certificate of Officers form set forth in Exhibit I attached hereto and incorporated herein by reference.

        (b)  Upon the Agent's request therefor, the Borrowers will furnish to the Agent a certificate from the Secretary of State of the state of incorporation or organization, as the case may be, of each Borrower indicating that such Borrower is in good standing as a corporation or limited liability company, as the case may be, under the laws of such state and certificates indicating that such Borrower is qualified to do business under the laws of all states and jurisdictions where such qualification by such Borrower is required by such states and jurisdictions and the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

        10.35    Fiscal Year.

        No Borrower will change its Fiscal Year without prior written notice to the Agent.

        10.36    Bailees.

        If any Loan Collateral is at any time in the possession or in control of any warehousemen, bailee or any of the Borrowers' agents or processors, the Borrowers shall, promptly after reasonable request therefor by the Agent or the Majority Banks, (i) notify such warehouseman, bailee, agent or processor of the security interest in favor of the Banks created hereby and (ii) after the occurrence and during the continuance of an Event of Default, instruct such Person to hold all such Loan Collateral for the Banks' account subject to the Agent's instructions.

        10.37    Subordinated Indebtedness Repayment.

        The Indebtedness incurred by Blue Dot from NorthWestern may only be repaid as permitted pursuant to the terms and subject to the conditions of the Subordination Agreement.

        10.38    Subsidiary Joinder.

        Each Subsidiary of a Borrower created or acquired subsequent to the Closing Date (other than Inactive Subsidiaries) and each Subsidiary that at any time ceases to be an Inactive Subsidiary shall execute and deliver to the Agent (i) a Joinder substantially in the form of Exhibit K attached hereto and made a part hereof, pursuant to which it shall join as a Borrower this Agreement, the Security Agreement and any other applicable Loan Document (other than the Notes) to which the Borrowers are parties, (ii) amended and restated Notes including such Subsidiary as a party, (iii) such corporate governance and authorization documents as may be deemed reasonably necessary or advisable by the Agent or the Majority Banks, (iv) any documents necessary to grant and perfect security interests to the Agent and the Banks in all Collateral held by such Subsidiary and (v) any other documents and instruments as may be deemed reasonably necessary or advisable by the Agent or the Majority Banks, all in form and substance reasonably acceptable to the Agent or the Majority Banks. The Borrowing Agent shall (i) advise the Agent of such Subsidiary at least five (5) Business Days before acquiring such Subsidiary or the date of filing such Subsidiary's articles of incorporation, certificate of limited partnership, certificate of organization or other applicable organizational or formation instrument or, in the case of an Inactive Subsidiary, such Subsidiary ceasing to be an Inactive Subsidiary (the "Subsidiary Creation Date") and (ii) deliver the Joinder and related documents set forth in the preceding sentence to the Agent within ten (10) Business Days after the Subsidiary Creation Date. The notice required pursuant to this Section 10.38 shall satisfy the Borrowers' obligation to update Schedule 9.16 pursuant to Section 9.26 hereof. With respect to any such Subsidiary so created or acquired, within thirty (30) days after the Subsidiary Creation Date, the Borrowers shall cause all primary depository, disbursement, trust and other account relationships of such Subsidiary to be established with the Agent.

Within thirty (30) days after the Subsidiary Creation Date for any such Subsidiary, the Borrowing Agent shall provide the Agent with (x) an updated Schedule 9.24 including each insurance policy maintained by such Subsidiary (each, a "Subsidiary Insurance Policy"), in accordance with Section 9.24hereof and (y) evidence that each Subsidiary Insurance Policy names the Agent for the benefit of the Banks as additional insured and lender's loss payee, as applicable, and requires thirty (30) days prior written notice to the Agent of any amendments or cancellation thereof; provided, however, if any Subsidiary Insurance Policy insures tangible assets in excess of Two Million and 00/100 Dollars ($2,000,000.00), the Borrowing Agent shall provide to the Agent the items required in clauses (x) and (y) above within ten (10) Business Days after the Subsidiary Creation Date.

11.    EFFECTIVE DATE; TERMINATION.

        11.1    Effective Date and Termination Date.

        This Agreement shall be effective on the date upon which all of the conditions set forth herein and in Exhibit F attached hereto have been fully satisfied in a manner satisfactory to the Agent and upon which the initial Loans have been made by the Banks to the Borrowers. Unless otherwise terminated as a result of an Event of Default, or terminated or extended in accordance with the provisions of this Section 11, this Agreement shall terminate on August 31, 2005.

        11.2    Termination by Banks.

        Recourse to security will not be required at any time. The Borrowers waive presentment and protest of any instrument and notice thereof, notice of default and all other notices to which the Borrowers might otherwise be entitled. Upon the request of the Borrowers, this Agreement may be extended by the Banks, in their discretion, for successive one (1) year periods by giving the Borrowing Agent written notice of their election to so extend this Agreement by July 31, 2005, or the July 31 of the calendar year in which this Agreement is to terminate. If the Borrowing Agent has not received the notice as set forth in the immediately preceding sentence, this Agreement shall terminate on August 31 of the applicable calendar year.

        11.3    Termination prior to Certain Dates.

        The Borrowers may terminate this Agreement by giving the Agent notice of the date on which this Agreement is to terminate ("Voluntary Termination Date"). On such Voluntary Termination Date, the Borrowers shall pay (i) all of the other Obligations (including but not limited to, any accrued and unpaid fees described in Sections 3.4, 3.5 and 3.7 hereof) and (ii) as compensation to the Banks for loss of bargain with respect to the credit advanced hereunder, and not as a penalty, a termination fee in amounts as set forth below:

Voluntary Termination Date	Termination Fee
Before August 31, 2003	$200,000.00
On or after August 31, 2003 and on or before August 30, 2004	$150,000.00
On or after August 31, 2004 and on or before February 27, 2005	$100,000.00
On or after February 28, 2005	$0.00

and (iii) all of the other Obligations (including, but not limited to, the fees described in Sections 3.4, 3.5 and 3.7 hereof); provided, however, no termination fee shall be due and owing by the Borrowers (a) in the event that the Borrowers terminate this Agreement and refinance the Loans with (x) credit made available by the conventional Commercial Lending Department of the Agent or an Affiliate of the Agent or (y) the proceeds of an initial public offering of stock or other equity offering by a Borrower or one of its Affiliates; or (b) if the Voluntary Termination Date is on or after February 28, 2005.

        11.4    Acceleration Upon Termination.

        Upon the effective date of termination, all of the Borrowers' Obligations to the Banks shall become immediately due and payable without notice, presentment or demand, which the Borrowers expressly waive. If this Agreement is terminated upon the occurrence or during the continuance of an Event of Default, the Obligations shall include an amount equal to the termination fee and any fees described in Sections 3.4, 3.5 and 3.7 hereof which would be payable by the Borrowers if the Borrowers had terminated this Agreement pursuant to Section 11.3 as of the last day of the month in which the Agent terminates this Agreement, said amounts to compensate the Agent and the Banks for loss of bargain with respect to the credit advanced hereunder, and not as a penalty.

        11.5    Borrowers Remain Liable.

        Notwithstanding any termination, until all of the Obligations have been fully performed, paid and satisfied, the Borrowers shall remain liable for the full and prompt performance and payment of the Obligations and the indemnification set forth in Section 17.10, and the Agent and the Banks shall retain all of their rights and privileges hereunder, including, without limitation, the retention of its Liens and/or interest in and to all of the Loan Collateral and other security for the Obligations.

12.    EVENTS OF DEFAULT.

        Each of the following shall constitute an "Event of Default" hereunder:

          (a)  the Borrowers shall fail to pay (i) principal on the Loans on the due date thereof or (ii) interest on the Loans or any other portion of the Obligations owing from the Borrowers to the Banks within five (5) days of the due date thereof;

          (b)  any Borrower shall default in the performance or observance of any covenant or agreement contained in Section 8 or Section 10 of this Agreement (other than Sections 8.1, 10.7, 10.13, 10.14, 10.18 and 10.24);

          (c)  any Borrower shall default in the performance or observance of any covenant or agreement contained in Sections 8.1, 10.7, 10.13, 10.14, 10.18 or 10.24 of this Agreement (not constituting an Event of Default under any other provision of this Section 12) and such default shall continue for a period of fifteen (15) consecutive days;

          (d)  any Borrower shall default in the performance or observance of any other covenant, agreement or duty under this Agreement or any other Loan Document (not constituting an Event of Default under any other provision of this Section 12) and such default shall continue for a period of thirty (30) consecutive days;

          (e)  any representation or warranty made by the Borrowers herein, in connection with this Agreement, in connection with any transaction relating to this Agreement or in any of the other Loan Documents is untrue or misleading in any material respect when made;

          (f)    any Borrower or any guarantor of the Obligations (other than a Subsidiary that is not a Material Subsidiary), as the case may be, shall: (i) fail to be Solvent, (ii) become generally unable to pay its debts as they become due, (iii) make an assignment for the benefit of creditors, (iv) call a meeting of creditors for the composition of debts, or (v) make any misrepresentation to the Agent or any Bank in connection with this Agreement or any transaction relating hereto that is untrue or misleading in any material respect when made;

          (g)  there shall be filed by or against any Borrower or any of its Material Subsidiaries as the case may be, a petition in bankruptcy or for reorganization or a custodian, receiver or agent is appointed or authorized to take charge of any of their respective properties; which, in the event such was filed against any Borrower or any of its Material Subsidiaries, shall not have been dismissed or stayed within thirty (30) days after such proceedings were instituted;

          (h)  there shall occur any Material Adverse Change as reasonably determined by the Banks in good faith in their sole discretion;

          (i)    there shall occur any Casualty Loss with respect to the Loan Collateral, or other security for the Obligations, which is not fully covered by insurance and, after giving effect to any applicable insurance, would reasonably be expected to have a Material Adverse Effect;

          (j)    the report required pursuant to Section 8.6 is not an unqualified report, unless the reason for qualification is not material to the Borrowers' and their Subsidiaries Consolidated financial condition in the Banks' sole but reasonable discretion;

          (k)  a Deficiency shall occur and continue for a period of three (3) consecutive Business Days;

          (l)    the Loan Collateral or other security for the Obligations shall decline in value with the result that the Banks' security for the Obligations is materially diminished;

          (m)  any default shall exist under the terms applicable to any Indebtedness (after the expiration of any cure periods) in an aggregate amount exceeding One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) of any Borrower representing any borrowing or financing from, by or with any Person that has not been cured or waived and which then entitles the holder to accelerate such Indebtedness;

          (n)  a contribution failure shall occur with respect to any Plan sufficient to give rise to a Lien under Section 302(f) of ERISA which would reasonably be expected to have a Material Adverse Effect;

          (o)  there shall have been instituted against any Borrower or any Subsidiary of a Borrower any criminal proceedings for which forfeiture of any asset material to the Borrowers and their Subsidiaries (taken as a whole) is a potential penalty which shall not have been dismissed or stayed within thirty (30) days after such proceeding was instituted; or

          (p)  any Borrower or any Material Subsidiary of a Borrower shall voluntarily dissolve or cease to exist, or any final and nonappealable order or judgment shall be entered against any Borrower or any Material Subsidiary of a Borrower decreeing its involuntary dissolution.

13.    THE BANKS' RIGHTS AND REMEDIES.

        13.1    Acceleration, Etc.

        Upon the occurrence of any Event of Default, subject to the terms and conditions of Section 2.4 hereof, in addition to all other rights and remedies provided herein or available at Law or in equity, the Majority Banks may, without further notice or demand, declare the Loans to be immediately due and payable (except that with respect to any Event of Default under Section 12(f) or (g), such acceleration of the Loans shall be automatic), and, to the extent that the maximum amount of the Total Facility has not yet been used or fully drawn on by the Borrowers, terminate the undrawn balance of same, and the Banks shall have all rights to realize upon the Loan Collateral and other security for the Obligations set forth in the documents providing for such security as described in Section 5 hereof, the terms of which are incorporated herein by reference as if set forth herein in full, and as otherwise provided by applicable Law. The Banks' rights and remedies under this Agreement shall be cumulative and not exclusive of any other right or remedy which the Banks may have.

        13.2    Fees and Expenses.

        The Borrowers shall promptly pay to the Agent for the ratable benefit of the Banks upon demand to the Borrowing Agent, and as part of the Obligations, all costs and expenses, including court costs, reasonable Attorneys' Fees and costs of sale, incurred by the Agent or any Bank in exercising any of their rights or remedies hereunder.

        13.3    Actions in Respect of the Letters of Credit.

        If any Event of Default shall have occurred, whether in addition to taking any of the actions described in Section 13.1 above or otherwise, the Agent may make demand upon the Borrowers through the Borrowing Agent to, and forthwith upon such demand the Borrowers will, pay to the Agent in same day funds at the Agent's office designated in such demand, for deposit in a special non-interest bearing cash collateral account (the "Letter of Credit Collateral Account") to be maintained at such office of the Agent, an amount equal to one hundred five percent (105%) of the Letter of Credit Reserve. The Letter of Credit Collateral Account shall be in the name of the Borrowers (as a cash collateral account), but under the sole dominion and control of the Agent and subject to the terms of this Agreement. The Borrowers hereby pledge to the Agent for the benefit of the Banks and grant to the Agent for the benefit of the Banks a security interest in all such cash as security for such Obligations of the Borrowers.

        13.4    Equalization.

        Each Bank agrees with the other Banks that if, at any time, it shall obtain any Advantage over the other Banks or any thereof in respect of the Obligations of the Borrowers to the Banks, it shall purchase from the other Banks, for cash and at par, such additional participation in the Obligations of the Borrowers to the Banks as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage, each such purchase shall be rescinded and the purchase price restored (but without interest unless the Bank receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Bank) ratably to the extent of the recovery. Each Bank agrees with the other Banks that if it, at any time, shall receive any payment for or on behalf of the Borrowers on any Obligations of the Borrowers to that Bank by reason of offset of any deposit or other Obligations of the Borrowers to the Banks, it will apply such payment first to any and all Obligations of the Borrowers to the Banks pursuant to this Agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement). The Borrowers agree that any Bank so purchasing a participation from the other Banks or any thereof pursuant to this Section may exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank were a direct creditor of the Borrowers in the amount of such participation.

        13.5    Set-Off.

        If the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount thereof or other amount owing by the Borrowers under this Agreement, the Notes or the other Loan Documents shall have become due and payable (on demand, at maturity, by acceleration or otherwise), each of the Banks, any assignee of the Banks and the holder of any participation in any Loan will each have the right, in addition to all other rights and remedies available to it, without notice to the Borrowers, to set-off against and to appropriate and apply to such due and payable amounts any Obligations owing to, and any other funds held in any manner for the account of, the Borrowers by such Bank, by such assignee or by such holder including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or in the future maintained by the Borrowers with such Bank, assignee or holder. The Borrowers consent to and confirm the foregoing arrangements and confirm the Banks' rights, such assignee's rights and such holder's rights of banker's lien and set-off. Nothing in this Agreement will be deemed a waiver or prohibition of or restriction on the Banks' rights, such assignee's rights or any such holder's rights of banker's lien or set-off.

14.    WAIVER; AMENDMENTS; SUCCESSORS AND ASSIGNS.

        14.1    Release of Loan Collateral.

        The Banks' rights with respect to the Loan Collateral and other security for the Obligations and their Liens thereon and security interest therein shall continue unimpaired (other than in respect of any Loan Collateral or other security in which the Banks have released their Liens), and the Borrowers shall remain obligated in accordance with the terms hereof, notwithstanding the release or substitution of any Loan Collateral or other security for the Obligations at any time(s), or any rights or interests therein, or any delay, extension of time, renewal, compromise or other indulgence granted by the Agent or any Bank in reference to any Obligations, and the Borrowers hereby waive all notice of the same. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

        14.2    Waivers and Amendments in Writing.

        No amendment, modification, termination, or waiver of any provision of this Agreement or any Loan Document, nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks and the Borrowers and then such waiver or consent shall be effective only in the specific instance and for the specific purpose given. Notwithstanding anything contained herein to the contrary, unanimous consent of the Banks shall be required with respect to (a) any increase in the Commitments hereunder, (b) the extension of the termination date pursuant to Section 11.2 hereof, the payment date of interest or principal hereunder, or the payment of commitment or other fees or amounts payable hereunder, (c) any reduction in the rate of interest on the Notes, or in any amount of principal or interest due on any Note, or the payment of commitment or other fees hereunder or any change in the manner of pro rata application of any payments made by the Borrowers to the Banks hereunder, (d) any change in any percentage voting requirement, voting rights or the definition of Majority Banks in this Agreement, or (e) any amendment to this Section 14.2 or Sections 14.3 or 13.4 hereof. Notice of amendments or consents ratified by the Banks hereunder shall be immediately forwarded by the Agent to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto. In the case of any such waiver or consent relating to any provision of this Agreement, any Event of Default or Potential Default so waived or consented to will be deemed to be cured and not continuing, but no such waiver or consent will extend to any other or subsequent Event of Default or Potential Default or impair any right consequent to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

        14.3    Borrowers' Assignment.

        No Borrower may assign, transfer or otherwise dispose of any of its rights or obligations hereunder or under any of the other Loan Documents to which it is a party, by operation of law or otherwise, and any such assignment, transfer or other disposition without the Banks' written consent shall be void. All of the rights, privileges, remedies and options given to the Banks hereunder shall inure to the benefit of their successors and assigns, and all the terms, conditions, covenants, provisions and warranties herein shall inure to the benefit of and bind the representatives, successors and assigns of the Borrowers and the Banks, respectively.

15.    THE AGENT; ASSIGNMENTS; PARTICIPATIONS.

        15.1    Appointment and Authorization; No Liability.

        The Banks authorize U.S. Bank and U.S. Bank hereby agrees to act as agent for the Banks in respect of this Agreement and the other Loan Documents upon the terms and conditions set forth in this Agreement. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers hereunder as are expressly delegated to the Agent by the terms of this Agreement and any of the other Loan Documents, together with such powers as are reasonably incidental thereto; provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The relationship between the Agent and the Banks is and shall be that of agent and principal only, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Bank. Neither the Agent nor any of its shareholders, directors, officers, attorneys or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall (a) be liable for any waiver, consent or approval given or action taken or omitted to be taken by it or them hereunder or under any of the Loan Documents or in connection herewith or therewith or be responsible for the consequences of any oversight or error of judgment whatsoever, or (b) be liable to the Borrowers for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or any of the Loan Documents, except with respect to (a) and (b) hereof, to the extent of its or their willful misconduct or gross negligence as finally determined by a court of competent jurisdiction.

        15.2    Employees and Agents.

        The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents and shall not be liable for action taken or suffered in good faith by it in accordance with the opinion of such counsel. The Agent may utilize the services of such Persons as the Agent in its sole but reasonable discretion may determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrowers and if not paid by the Borrowers shall be paid by the Banks based upon their respective Commitment Percentages.

        15.3    No Representations; Each Bank's Independent Investigation.

        The Agent shall not be responsible for (a) the execution, validity or enforceability of this Agreement or any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for Obligations, (b) the value of any such collateral security, (c) the validity, enforceability or collectibility of any such amounts owing with respect to the Notes, or (d) any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrowers. The Agent shall not be bound (a) to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Obligations or (b) to ascertain whether any notice, consent, waiver or request delivered to it by the Borrowers or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks with respect to the creditworthiness, financial condition or any other condition of the Borrowers or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Agent and such Bank. Each Bank acknowledges that it has, independently without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and agrees that the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Agent to the Banks hereunder).

        15.4    Payments to Banks.

        (a)  As between the Agent and the Borrowers, a payment by the Borrowers to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees to promptly, but in any event not later than the end of the following Business Day, distribute to each Bank such Bank's Pro Rata Share of payments received by the Agent for the account of the Banks in immediately available funds.

        (b)  If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents, could reasonably be expected to involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received by the Agent for the account of the Banks is to be distributed, the Agent shall distribute to each Bank such Bank's Pro Rata Share of the amount so adjudged to be distributed or in such manner as shall be determined by such court, together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Agent and ending on the date the Agent distributes such amount, at a rate per annum equal to the interest rate earned by the Agent on such amount during such period. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

        (c)  Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent its Pro Rata Share of any Loan that the Agent made on its behalf or (ii) to comply with the provisions of Section 13.4 with respect to it obtaining an Advantage, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent and shall not be entitled to vote on any matters until such time as such delinquency is cured. Such Bank shall be deemed to have assigned any and all payments due it from the Borrowers, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining Banks for application to, and reduction of, their respective Pro Rata Shares of all outstanding Loans. Such Bank hereby authorizes the Agent to distribute such payments to the other Banks in proportion to their respective Pro Rata Shares of all outstanding Loans. Such Bank shall be deemed to have satisfied in full a delinquency when and if the Banks' respective Pro Rata Shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

        15.5    Note Holders.

        The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it signed by such payee and in form satisfactory to the Agent.

        15.6    Documents.

        The Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other document furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

        15.7    Agents and Affiliates.

        With respect to the Loans, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the agent, and the Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any of their Affiliates.

        15.8    Indemnification of the Agent.

        The Banks ratably agree to indemnify and hold harmless the Agent (to the extent not indemnified by the Borrowers) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by the Agent with respect to this Agreement or any Loan Document, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorney fees) or disbursements resulting from the Agent's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The obligations of the Banks under this Section 15.8 shall survive the payment in full of all amounts due pursuant to this Agreement or any other Loan Document and the termination of this Agreement.

        15.9    Successor Agent.

        The Agent may resign as agent hereunder by giving not fewer than thirty (30) days' prior written notice to the Borrowing Agent and the Banks. If the Agent shall resign under this Agreement, then either (a) the Majority Banks shall appoint from among the Banks a successor agent for the Banks or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent's notice to the Banks of its resignation then the Agent shall appoint a successor agent who shall serve as agent until such time as the Majority Banks appoint a successor agent pursuant to clause (a). Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term "Agent" shall mean such successor effective upon its appointment, and the former agent's rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.

        15.10    Knowledge of Default.

        It is expressly understood and agreed that if the Agent has not been notified by the Borrowers in writing that an Event of Default or Potential Default has occurred, the Agent shall be entitled to assume that no Event of Default or Potential Default has occurred and is continuing unless the Agent has been notified by a Bank in writing that such Bank considers that an Event of Default or Potential Default has occurred and is continuing and specifying the nature thereof.

        15.11    Action by the Agent.

        So long as the Agent shall be entitled, pursuant to Section 15.10 hereof, to assume that no Event of Default or Potential Default shall have occurred and be continuing, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement. The Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment.

        15.12    Notification of Potential Defaults and Events of Defaults.

        Each Bank hereby agrees that, upon learning of the existence of a Potential Default or Event of Default, it shall promptly notify the Agent thereof. In the event that the Agent receives notice of an Event of Default or Potential Default, the Agent shall promptly notify all of the Banks and shall take such action and assert such rights under this Agreement as the Majority Banks shall direct and the Agent shall promptly inform the Banks in writing of the action taken. The Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

        15.13    Declaration of Invalidation.

        Each Bank agrees that, to the extent that any payments received by any Bank from the Borrowers or otherwise on account of the Loans are subsequently invalidated, declared to be fraudulent or preferential, set aside or judicially required to be repaid to a debtor-in-possession, trustee, receiver, custodian or any other Person in connection with any bankruptcy or reorganization proceeding or any similar cause of action ("Preference"), then, to the extent of such Preference, each Bank shall, upon demand, reimburse the Bank subject to such Preference in the amount necessary to cause each Bank to be affected by such Preference in proportion to its Pro Rata Share of the Loans.

        15.14    Pro Rata Portion; Pari Passu and Equal.

        The Pro Rata Share of each Bank in the Revolving Loans and the Letters of Credit shall be pari passu and equal with the Pro Rata Share of each other Bank and no Bank shall have priority over the other.

        15.15    Cooperation.

        Each Bank agrees that it shall cooperate in good faith and in a commercially reasonable manner with each other Bank and take whatever reasonable actions (at its own expense) are necessary to implement decisions made in accordance with this Agreement and with each of the other Loan Documents relating thereto.

        15.16    Obligations Several.

        The obligations of the Banks hereunder are several and not joint. Nothing contained in this Agreement, and no action taken by the Agent or the Banks pursuant hereto, shall be deemed to constitute a partnership, association, joint venture or other entity between any of the Banks. No default by any Bank hereunder shall excuse any Bank from any obligation under this Agreement, but no Bank shall have or acquire any additional obligation of any kind by reason of such default. The relationship among the Borrowers and the Banks with respect to the Loan Documents and any other document executed in connection therewith is and shall be solely that of debtor and creditors, respectively, and neither the Agent nor any Bank has any fiduciary obligation toward the Borrowers with respect to any such documents or the transactions contemplated thereby.

        15.17    Bank Assignments/Participations.

        (a)    Assignment/Transfer of Commitments.    Each Bank shall have the right at any time or times to assign or transfer to an Eligible Assignee or any affiliate of such Bank, without recourse, all or a portion of (a) that Bank's Commitment, (b) all Loans made by that Bank, (c) that Bank's Notes, and (d) that Bank's participation in Letters of Credit and that Bank's participation purchased pursuant to Section 13.4; provided, however, in each such case, that the transferor and the transferee shall have complied with the following requirements:

          (i)    Prior Consent of the Agent.    No transfer may be consummated pursuant to this Section 15.17(a) without the prior written consent of the Agent (other than (i) a transfer by any Bank to another Bank, (ii) a transfer by any Bank to any affiliate of such Bank or (iii) a transfer occurring during the existence of an Event of Default or Potential Default), which consent of the Agent shall not be unreasonably withheld, delayed or conditioned.

          (ii)    Prior Consent of Borrowers.    No transfer may be consummated pursuant to this Section 15.17(a) without the prior written consent of the Borrowers (other than (i) a transfer by any Bank to another Bank, (ii) a transfer by any Bank to any affiliate of such Bank or (iii) a transfer occurring during the existence of an Event of Default or Potential Default), which consent of the Borrowers shall not be unreasonably withheld, delayed or conditioned.

          (iii)    Minimum Amount.    No transfer may be consummated pursuant to this Section 15.17(a) (other than a transfer by any Bank to an affiliate of such Bank) in an aggregate amount less than (a) Five Million and 00/100 Dollars ($5,000,000.00) or (b) if such Bank's Commitment is at any time less than Five Million and 00/100 Dollars ($5,000,000.00), the entire amount of such Bank's Commitment.

          (iv)    Agreement; Transfer Fee.    Unless the transfer shall be to an affiliate of the transferor or the transfer shall be due to merger of the transferor or for regulatory purposes, the transferor (A) shall remit to the Agent, for its own account, an administrative fee of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) and (B) shall cause the transferee to execute and deliver to the Borrowers, the Agent and each Bank (1) an Assignment Agreement, in the form of Exhibit J attached hereto and made a part hereof (an "Assignment Agreement") together with the consents and releases and the Administrative Questionnaire referenced therein, and (2) such additional amendments, assurances and other writings as the Agent may reasonably require.

          (v)    Notes.    Upon its receipt of an Assignment Agreement executed by the parties to such Assignment, together with each Note subject to such Assignment Agreement, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrowing Agent and the other Banks. Within five (5) Business Days after receipt by the Borrowing Agent of such notice, the Borrowers, at their own expense, shall execute and deliver (A) to the Agent, the transferor and the transferee, any consent or release (of all or a portion of the obligations of the transferor) to be delivered in connection with the Assignment Agreement as may be reasonably requested, and (B) to the transferee and, if applicable, the transferor, the appropriate new Notes. Upon delivery of the new Notes, the transferor's Notes shall be promptly returned to the Borrowers marked "replaced".

          (vi)    Parties.    Upon satisfaction of the requirements of this Section 15.17, including the payment of the fee and the delivery of the documents set forth in Section 15.17(a) (iv), (a) the transferee shall become and thereafter be deemed to be a "Bank" for the purposes of this Agreement, (b) if the transferor transfers all of its interest, the transferor shall cease to be and thereafter shall no longer be deemed to be a "Bank" and shall have no further rights or obligations with respect to future periods under or in connection herewith, and (c) the signature pages hereof and Schedule A hereto shall be automatically amended, without further action, to reflect the result of any such transfer.

          (vii)    The Register.    The Agent shall maintain a copy of each Assignment Agreement delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentages of, and principal amount of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, with respect to such information, and the Borrowers, the Agent and the Banks may treat each financial institution whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Bank at any reasonable time and from time to time upon reasonable prior notice.

          (viii)    Certain Representations and Warranties; Limitations; Covenants.    By executing and delivering an Assignment Agreement, the parties to the Assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

            (a)  Other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation and warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto;

            (b)  The assigning Bank makes no representation or warranty and assumes no responsibility of the financial condition of the Borrowers or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrowers or any other Person primarily or secondarily liable in respect of any of the Obligations;

            (c)  Such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 8 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Assignment Agreement;

            (d)  Such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

            (e)  Such assignee represents and warrants that it is an Eligible Assignee;

            (f)    Such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

            (g)  Such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank; and

            (h)  Such assignee represents and warrants that it is legally authorized to enter into such Assignment Agreement.

        (b)    Participations.    Bank shall have the right at any time or times, without the consent of any other party, to sell one or more participations or sub-participations to one or more financial institutions or any affiliate of such Bank, in all or any part of (a) that Bank's Commitment, (b) that Bank's Commitment Percentage, (c) any Loan made by that Bank, (d) any Note delivered to that Bank pursuant to this Agreement and (e) that Bank's participations, if any, purchased pursuant to Section 13.4 or this Section 15.17(b).

          (i)    Rights Reserved.    In the event any Bank shall sell any participation or sub-participation, that Bank shall, as between itself and the purchaser, retain all of its rights (including, without limitation, rights to enforce against the Borrowers, the Loan Documents and any and all other documents in connection therewith) and duties pursuant to the Loan Documents and any and all other documents in connection therewith, including, without limitation, that Bank's right to approve any waiver, consent or amendment; provided, however, that (a) any such participation or sub-participation shall be in a minimum amount of Five Million and 00/100 Dollars ($5,000,000.00) and (b) the holder of any such participation or sub-participation shall not be entitled to require such Bank to take any action hereunder except action directly affecting (i) any reduction in the principal amount or an interest rate on any Loan in which such holder participates; (ii) any extension of this Agreement or the date fixed for any payment of interest or principal payable with respect to any Loan in which such holder participates; and (iii) any reduction in the amount of any fees payable hereunder with respect to any Loan in which such holder participates. The Borrowers hereby acknowledge and agree that the participant under each participation shall for purposes of Sections 3.2 and 17.10 be considered to be a "Bank". Except as otherwise set forth herein, no participant or sub-participant shall have any rights or obligations hereunder, and the this Agreement and the Agent shall continue to deal with the Banks as if no participation or sub-participation had occurred. The Agent shall continue to distribute payments as if no participation or sub-participation had been sold.

          (ii)    No Delegation.    No participation or sub-participation shall operate as a delegation of any duty of the seller thereof. Under no circumstances shall any participation or sub-participation be deemed a novation in respect of all or any part of the seller's obligations pursuant to this Agreement.

        (c)    Pledge by Banks.    Notwithstanding the provisions of this Section 15.17, any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any of the federal reserve banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

16.    BORROWING AGENCY.

        16.1    Borrowing Agency Provisions.

        (a)  Each Borrower hereby irrevocably designates the Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes the Agent to pay over or credit all loan proceeds hereunder in accordance with the request of the Borrowing Agent.

        (b)  The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers. Neither the Agent nor any Bank shall incur liability to the Borrowers as a result thereof. To induce the Agent and the Banks to do so and in consideration thereof, each Borrower hereby indemnifies the Agent and each Bank and holds Agent and each Bank harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Agent or any Bank by any Person arising from or incurred by reason of the handling of the financing arrangements of the Borrowers as provided herein, reliance by the Agent or any Bank on any request or instruction from the Borrowing Agent or any other action taken by the Agent or any Bank with respect to this Section 16.1 except due to willful misconduct or gross negligence by the indemnified party.

        (c)  All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by the Agent or any Bank to any Borrower, failure of the Agent or any Bank to give any Borrower notice of borrowing or any other notice, any failure of the Agent or any Bank to pursue or preserve its rights against any Borrower, the release by the Agent or any Bank of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by the Agent or any Bank to the other Borrowers or any Collateral for such Borrower's Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

        16.2    Waiver of Subrogation.

        Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers' property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

17.    MISCELLANEOUS.

        17.1    Severability.

        Each provision of this Agreement shall be interpreted in such manner as to be valid under applicable Law, but if any provision hereof shall be invalid under applicable Law, such provision shall be ineffective to the extent of such invalidity, without invalidating the remainder of such provision or the remaining provisions hereof.

        17.2    Governing Law.

        THIS AGREEMENT HAS BEEN DELIVERED AND ACCEPTED AT AND SHALL BE DEEMED TO HAVE BEEN MADE AT CINCINNATI, OHIO. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF (BUT NOT THE LAWS OF CONFLICTS) THE STATE OF OHIO. For purposes of any action or proceeding involving this Agreement, the Borrowers hereby expressly submit to the nonexclusive jurisdiction of all federal and state courts located in the State of Ohio, and consent that the Borrowing Agent, on behalf of the Borrowers, may be served with any process or paper by registered mail or by personal service within or without the State of Ohio in accordance with applicable Law, provided a reasonable time for appearance is allowed.

        17.3    Waiver of Jurisdiction.

        AS A SPECIFICALLY BARGAINED INDUCEMENT FOR THE BANKS TO ENTER INTO THIS AGREEMENT AND EXTEND CREDIT TO THE BORROWERS, THE BORROWERS AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, ITS VALIDITY OR PERFORMANCE, AT THE SOLE OPTION OF THE BANKS, THEIR SUCCESSORS AND ASSIGNS, AND WITHOUT LIMITATION ON THE ABILITY OF THE BANKS, THEIR SUCCESSORS AND ASSIGNS, TO EXERCISE ALL RIGHTS AS TO THE LOAN COLLATERAL, AND OTHER SECURITY FOR THE OBLIGATIONS OR INITIATE AND PROSECUTE IN ANY APPLICABLE JURISDICTION ACTIONS RELATED TO REPAYMENT OF THE OBLIGATIONS, MAY BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR SUCCESSORS AND ASSIGNS AT CINCINNATI, OHIO. THE BANKS AND THE BORROWERS EACH CONSENT TO AND SUBMIT TO THE EXERCISE OF JURISDICTION BY ANY COURT SITUATED IN THE STATE OF OHIO HAVING JURISDICTION OVER THE SUBJECT MATTER. THE BORROWERS WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

        17.4    Survival of Representations and Warranties.

        The Borrowers covenant, warrant and represent that all of the Borrowers' representations and warranties contained in this Agreement are true, shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto, and shall remain true until the Obligations are fully performed, paid and satisfied, subject to such changes as may not be prohibited hereby, do not constitute Events of Default hereunder, and have been consented to by the Banks in writing.

        17.5    Evidence of Loans.

        Each loan or advance made by the Banks to the Borrowers pursuant to this Agreement may or may not (at the Banks' discretion) be evidenced by notes or other instruments issued or made by the

Borrowers to the Banks. Where such loans or advances are not so evidenced, such loans and advances shall be evidenced solely by entries upon the Banks' books and records.

        17.6    Banks' Ability Regarding Loan Collateral.

        All of the Obligations shall constitute one loan secured by all security as described in Section 5 above and by all other security now and from time to time hereafter granted by the Borrowers to the Agent for the benefit of the Banks. To the extent permitted by Law, the Banks may, in their sole discretion, (i) exchange, enforce, waive or release any such security or portion thereof, (ii) apply such security and direct the order or manner of sale thereof as the Banks may, from time to time, determine and (iii) settle, compromise, collect or otherwise liquidate any such security in any manner following the occurrence of any Event of Default without affecting or impairing their right to take any other further action with respect to any security or any part thereof.

        17.7    Application of Payments, Etc.

        The Agent shall have the continuing right to apply any payments to any portion of the Obligations. To the extent the Borrowers make a payment or payments to the Agent or any Bank or the Agent or any Bank receives any payment or proceeds of the Loan Collateral or any other security for the Borrowers' benefit, which payment(s) or proceeds or any part thereof are subsequently voided, invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and shall continue in full force and effect, as if such payment or proceeds had not been received by the Agent or such Bank.

        17.8    Fees and Expenses.

        The Borrowers shall reimburse the Agent for all costs, fees, expenses and liabilities incurred by the Agent or for which the Agent becomes obligated in connection with or arising out of: (i) the negotiation, preparation, closing and enforcement of this Agreement, any amendment hereof and any agreements, documents and instruments in any way relating hereto and any of the Banks' rights hereunder; (ii) any loans or advances made by the Banks hereunder; (iii) any transaction contemplated by this Agreement; (iv) any inspection and/or audit and/or verification of the Loan Collateral and/or other security for the Obligations and/or the Borrowers (the Agent currently charges Seven Hundred Fifty and 00/100 Dollars ($750.00) per day for an audit based on an eight (8) hour day plus out-of-pocket expenses (such as travel, lodging, meals, etc.) per auditor or field examiner for the services of its auditors and field examiners and a potentially greater amount if the auditor is not an employee of the Agent); provided, however, so long as no Event of Default has occurred and is continuing, the Borrowers shall be required to pay such charges for no more than six (6) audits conducted in any calendar year; (v) any liability in connection with the Loan Documents under Section 3505 of the Code and all other local, state and federal statutes of similar import; and (vi) costs of settlement incurred by the Agent or any Bank after the occurrence and during the continuance of an Event of Default (a) in enforcing any Obligation or in foreclosing against the Loan Collateral or exercising or enforcing any other right or remedy available by reason of such Event of Default, (b) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding, (c) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Borrowers and related to or arising out of the transactions contemplated hereby or by any of the Loan Documents, (d) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise) relating to this Agreement, (e) in protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Loan Collateral, (f) attempting to enforce or enforcing any Lien on or security interest in any of the Loan Collateral or any other rights under the Loan Documents during the continuance of an Event of Default or (g) in meeting with the Borrowers to discuss such Event of Default and the course of action to be taken in connection therewith; the foregoing to include, without limitation, Attorneys' Fees and reasonable fees of other professionals, all lien search fees, all filing and recording fees and all reasonable travel expenses. All of the foregoing shall be part of the Obligations, payable upon demand to the Borrowing Agent, and secured by the Collateral and other security for the Obligations described in Section 5 above. The Obligations described under this Section 17.8 shall survive any termination of this Agreement.

        17.9    Notices.

        Any notice required, permitted or contemplated hereunder shall be in writing and addressed to the party to be notified at the address set forth below or at such other address as each party may designate for itself from time to time by notice hereunder, and shall be deemed validly given (i) five (5) days following deposit in the U.S. mails, with proper postage prepaid, or (ii) the next Business Day (which for purposes of this Section 17.9 only, means any day which is not a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in Sioux Falls, South Dakota) after such notice was delivered to a regularly scheduled overnight delivery carrier with delivery fees either prepaid or an arrangement, satisfactory with such carrier, made for the payment thereof, or (iii) upon receipt of notice given by telecopy, mailgram, telegram, telex or personal delivery. Any notice required, permitted or contemplated hereunder to be made to the Borrowers shall be made to the Borrowing Agent at the address set forth below or at such other address as the Borrowing Agent may designate for itself from time to time by notice hereunder:

To Borrowers:	Robert Kennedy Executive Vice President and Chief Financial Officer Blue Dot Services Inc. 125 S. Dakota Avenue, Suite 1100 Sioux Falls, South Dakota 57104 Telecopy No: (605) 978-2840
To Agent:	U.S. Bank, National Association 1350 Euclid Avenue, 8th Floor Cleveland, Ohio 44115 Attention: Michael A. Gasser Telecopy No:(216) 623-9259
with a copy to:	Jeffrey J. Conn, Esquire Thorp Reed & Armstrong LLP One Oxford Centre 301 Grant Street, 14th Floor Pittsburgh, Pennsylvania 15219-1425 Telecopy No: (412) 394-2555
To Banks:	At such Bank's address set forth on Schedule A attached hereto and made a part hereof

        17.10    Indemnification.

        In consideration of the execution and delivery of this Agreement by the Banks and the extension of the commitments hereunder, each Borrower hereby indemnifies, exonerates and holds the Agent, each Bank and each of their respective officers, directors, employees and agents (collectively the "Indemnified Parties" and, individually, an "Indemnified Party") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, damages, and expenses actually incurred in connection therewith (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought), including Attorneys' Fees and disbursements (the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to, or as a direct or indirect result of:

          (a)  any transaction financed or to be financed in whole or in part or directly or indirectly with the proceeds of any Loan;

          (b)  the entering into and performance of this Agreement and the other Loan Documents by any of the Indemnified Parties;

          (c)  any breach by the Borrowers of any term, provision, representation, warranty or covenant of this Agreement or the other Loan Documents;

          (d)  any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrowers of all or any portion of the stock or all or substantially all the assets of any Person, whether or not any Bank is party thereto; and

          (e)  the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by a Borrower of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" Law, or any other federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards on conduct concerning, any Hazardous Material), regardless of whether or not caused by, or within the control of, a Borrower; except in each case for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of Indemnified Party's gross negligence or willful misconduct or breach by such Indemnified Party of its obligations under the Loan Documents, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law, except as aforesaid to the extent not payable by reason of the Indemnified Party's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction or breach of such obligations as finally determined by a court of competent jurisdiction. The Obligations described under this Section 17.10 shall survive any termination of this Agreement.

        17.11    Additional Waivers by the Borrowers.

        The Borrowers waive presentment and protest of any instrument and notice thereof and, except as expressly provided in the Loan Documents, demand, notice of default and all other notices to which the Borrowers might otherwise be entitled.

        17.12    Equitable Relief.

        Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or any of the other Loan Documents, any remedy of law may prove to be inadequate relief to the Banks; therefore, each Borrower agrees that the Banks, if the Banks so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

        17.13    Entire Agreement.

        This Agreement and the other Loan Documents set forth the entire agreement of the parties with respect to its subject matter and supersedes all previous understandings, written or oral, in respect thereof.

        17.14    Headings.

        Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

        17.15    Confidentiality.

        The Agent and the Banks agree that they will keep confidential and not disclose or divulge any confidential, proprietary or secret information which the Agent or the Banks may obtain from the Borrowers pursuant to the reporting requirements set forth in Section 8 hereof and other materials submitted by the Borrowers to the Agent or the Banks pursuant to this Agreement unless such information is known, or until such information becomes known, to the public; provided, however, that the Agent and the Banks may disclose such information (i) to their employees, attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with the transactions contemplated by this Agreement and the other Loan Documents, (ii) to the Agent, any Bank or any prospective transferee or Eligible Assignee, and (iii) as required or requested by any Official Body or representative thereof or pursuant to legal process.

[INTENTIONALLY LEFT BLANK]

17.16 Waiver of Jury Trial.	Initials

AS A SPECIFICALLY BARGAINED INDUCEMENT FOR THE AGENT AND THE BANKS TO ENTER INTO THIS AGREEMENT AND EXTEND CREDIT TO THE BORROWERS, THE BORROWERS, THE AGENT AND THE BANKS EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT AND/OR THE CONDUCT OF THE RELATIONSHIP AMONG THE AGENT, THE BANKS AND THE BORROWERS.	Agent For all Borrowers

[INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, this Agreement has been duly executed by the Borrowers on the day first above written.

ATTEST/WITNESS:		Blue Dot Services Inc., as Borrowing Agent and as a Borrower, Air Assurance Co., Air Design, Inc., Air Specialist Heating and Air Conditioning Company, Inc., Air Texas Mechanical, Inc., A.J. PERRI, INC., Anytime Plumbing, Inc., Aramendia Plumbing, Inc., A.S.I. Hastings, Inc., Blue Dot Capital Corporation, Blue Dot Licensing, Inc., Blue Dot Properties, Inc., Blue Dot Services Company of Florida, Blue Dot Services Company of Georgia, Blue Dot Services Company of Illinois, Blue Dot Services Company of Kansas, Blue Dot Services Company of Michigan, Blue Dot Services Company of Ohio, Blue Dot Services Company of Washington, BRODY HEATING, AIR CONDITIONING & ELECTRICAL CONTRACTORS, INC., Burton Plumbing Services, Inc., Calvert-Jones Co., Inc., Climate Engineering Commercial Services, Inc., Columbus/Worthington Heating and Air Conditioning Company, Inc., Comfort Air Systems, Inc., Conditioned Air Associates, Inc., Controlling Systems, Inc., DAUENHAUER & SON PLUMBING AND PIPING CO., INC., Dependable Graham Air Conditioning, Inc., Dillingham & Smith Mechanical and Sheet Metal Contractors, Inc., Donahue Heating & Air Conditioning, Inc., Enviro-Air, Inc., Environmental Conditioning, Inc., Environmental Services of Charlotte, Inc., Environmental Systems and Controls, Inc., Environmental Techniques Corporation, Fast Water Heater Company, Golden Bear Heating and Air Conditioning, Inc., Haslett Heating & Cooling, Inc., Heating & Air Conditioning Services, Inc., Hill Heating & Air Conditioning, Inc., Horizon Home Services, Inc., Huck Heating and Air Conditioning, Inc., IDEAL SERVICE COMPANY, INC., John's Sewer & Pipe Cleaning, Inc., Lindstrom Air Conditioning, Inc., Master Controls & Service Company, Inc., Metro-Tech Service Co., National Retail Services, Inc., NH HVAC Systems, Inc., Pacific Air & Lighting Services, Inc., Poudre Valley Air, Inc., Precision Mechanical Contractors, Inc., Residential Services of Indiana, Inc., Ridge Heating, Air Conditioning & Plumbing, Inc., Standard Heating & Air-Conditioning Co., Tri-County Associates, Inc., Wagner Mechanical Inc., Wilgro Services, Inc.
By:	/s/	By:	/s/ ROBERT E. KENNEDY
Name:		Name:	Robert E. Kennedy
Title:	Secretary	Title:	Treasurer of each of the above-listed Borrowers

Blue Dot Capital Partners, LLC By: Blue Dot Services, Inc. Its: managing member
By:	/s/	By:	/s/ ROBERT E. KENNEDY
Name:		Name:	Robert E. Kennedy
Title:	Secretary	Title:
Air Conditioning by Luquire, Inc.
By:	/s/	By:	/s/ ROBERT E. KENNEDY
Name:		Name:	Robert E. Kennedy
Title:	Secretary	Title:
U.S. Bank, National Association, as Agent and for itself as a Bank
By:	/s/
Its:	Vice President

List of Exhibits and Schedules

Exhibits

A.	Form of Revolving Note
B.	Form of Security Agreement
C.	Form of Landlord's Waiver
D.	Form of Warehouseman's Waiver
E.	Form of Subordination Agreement
F.	Conditions to Closing
G-1.	Form of Effective Borrowing Base Certificate
G-2.	Form of Actual Borrowing Base Certificate
H.	Financial Covenants
I.	Form of Chief Financial Officer's Certificate
J.	Form of Assignment Agreement
K.	Form of Joinder
L.	Form of Floor Plan Creditor Agreement

Schedules

A.	Schedule of Banks and Commitments
1.	Schedule 8.6	Agreed Upon Procedures
2.	Schedule 9.6	Permitted Indebtedness
3.	Schedule 9.7A	Existing Liens
4.	Schedule 9.7B	Existing Tax Liens and other Non-Permitted Liens
5.	Schedule 9.8	Labor and Employment Contracts
6.	Schedule 9.9	Violations of Law
7.	Schedule 9.11	Financial Statements
8.	Schedule 9.12	ERISA
9.	Schedule 9.14	Litigation
10.	Schedule 9.16	Subsidiaries
11.	Schedule 9.17A	Authorized and Outstanding Stock and Record Owners
12.	Schedule 9.17B	Stock Agreements
13.	Schedule 9.18	Non-Competition Agreements
14.	Schedule 9.19	Accounts
15.	Schedule 9.23	Permitted Leases
16.	Schedule 9.24	Insurance Policies
17.	Schedule 10.20	Existing Loans and Investments
18.	Schedule 10.25	Affiliate Transactions

SCHEDULE A

Schedule of Banks and Commitments

Bank	Commitment	Commitment Percentage
U.S. Bank, National Association 1350 Euclid Avenue, 8th Floor Cleveland, Ohio 44115 Attention: Michael A. Gasser	$20,000,000.00	100%
Total Commitment Amount	$20,000,000.00	100%

Exhibit H

Financial Covenants

Financial Covenants. Each Borrower agrees that it shall:

A.
Minimum EBITDA. Not permit EBITDA (as defined below) to be less than the following amounts for the measurement periods referred to below:

Four Quarters Ended	Amount
December 31, 2002	$5,000,000
March 31, 2003	$6,000,000
June 30, 2003	$7,000,000
September 30, 2003	$8,000,000
December 31, 2003	$9,000,000
March 31, 2004	$10,000,000
June 30, 2004	$11,000,000
September 30, 2004	$12,000,000
December 31, 2004	$13,000,000
March 31, 2005	$14,000,000
June 30, 2005 and each quarter ended thereafter	$15,000,000
B.
Minimum Fixed Charge Coverage Ratio. Not permit the ratio (the "Fixed Charge Coverage Ratio") of EBITDA to Fixed Charges (as defined below) to be less than the following for any measurement period referred to below:

Four Quarters Ended	Ratio
December 31, 2002	1.25:1
March 31, 2003	1.25:1
June 30, 2003	1.25:1
September 30, 2003	1.25:1
December 31, 2003	1.25:1
March 31, 2004	1.25:1
June 30, 2004	1.25:1
September 30, 2004	1.25:1
December 31, 2004	1.25:1
March 31, 2005	1.25:1
June 30, 2005 and each quarter ended thereafter	1.25:1

II. Definitions to Financial Covenants

A.
The term "EBITDA" for purposes of this Exhibit H shall mean, for any period, the aggregate of (a) the Consolidated net profit (or loss) for such period, plus (b) Consolidated income and franchise tax payments or provisions or tax sharing payments or provisions for such period, plus (c) Consolidated interest expense for such period, plus (d) Consolidated depreciation and amortization of assets and other non-cash charges (including any non-cash purchase price accounting adjustments) for such period, plus (e) Consolidated Management Fees provision for such period to Northwestern, plus (f) Consolidated partner billings provision for such period to Northwestern, in each case determined for the Borrowers and their Subsidiaries in accordance with Applicable GAAP.

B.
The term "Fixed Charges" for purposes of this Exhibit H shall mean, for any period, the sum of each Borrower's scheduled payments (including, without limitation, principal and interest, and any prepayments thereof, but excluding payments of principal on revolving credit arrangements and the principal amount of any floor planning arrangements) on debt for money borrowed, plus the amount of cash dividends paid by Blue Dot for such period, plus the amount of common stock redemption paid by Blue Dot for such period, plus Consolidated Management Fees (paid in cash) for such period plus Consolidated capital expenditures for such period plus Consolidated cash tax payments for such period, minus all of the foregoing items that are either not paid in cash or that are paid using Indebtedness, funds or other property provided by NorthWestern (or one of its Affiliates, other than a Borrower or any Subsidiary of a Borrower), in each case determined for the Borrowers and their Subsidiaries in accordance with Applicable GAAP.

QuickLinks

  Exhibit 10.4(a)
FINANCING AGREEMENT by and among BLUE DOT SERVICES, INC., THE BORROWERS LISTED ON THE SIGNATURE PAGES HEREOF and U.S. BANK, NATIONAL ASSOCIATION and VARIOUS OTHER FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF and U.S. BANK, NATIONAL ASSOCIATION, AS AGENT DATED AS OF AUGUST 30, 2002
TABLE OF CONTENTS
FINANCING AGREEMENT
W I T N E S S E T H
List of Exhibits and Schedules Exhibits
Schedules
SCHEDULE A Schedule of Banks and Commitments
Exhibit H Financial Covenants
II. Definitions to Financial Covenants